Exhibit 10.2

AGREEMENT OF LEASE

(465 North Halstead)

THIS AGREEMENT OF LEASE (“Agreement”) is made and entered into as of the 30th day of April, 2021, by and between ANGELO GORDON REAL ESTATE, INC., a Delaware corporation (“AG”) and XENCOR, INC., a Delaware corporation (“Xencor”).

R E C I T A L S:

A.AG (as buyer) has entered into a purchase and sale agreement (the “Purchase Agreement”) with North Halstead Associates, LLC, a Delaware limited liability company (as seller) providing for the purchase and sale of that certain real property and improvements located at 465 North Halstead Street, Pasadena, California (the “Property”).

B.On or before the closing date of the Purchase Agreement (“Closing”), AG will assign its rights and obligations under the Purchase Agreement to a yet to be formed wholly-owned affiliate of AG that will take title to the Property (the “AG Affiliate”).

C.Upon the Closing, Xencor shall lease from the AG Affiliate and the AG Affiliate shall to lease to Xencor a portion of the Building.

D.In anticipation of the Closing, AG and Xencor have entered into a lease of a portion of the Building (a fully executed copy of which is attached hereto as Exhibit “A”) (the “Lease”); AG’s rights and obligations as landlord under the Lease will be assigned to the AG Affiliate on or prior to the Closing.

E.By this Agreement, AG and Xencor desire to memorialize the effectiveness of the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.Effectiveness of the Lease. AG and Xencor covenant and agree that the Lease constitutes a binding obligation of AG and Xencor, subject only to the Closing under the Purchase Agreement. Upon the Closing, the Lease will be deemed fully effective and deemed delivered as of the Closing. Xencor agrees to execute any commercially reasonable amendment to the Lease required by AG to memorialize the assignment of the Lease by AG to the AG Affiliate.

2.Requirement of Closing. In the event the Closing has not occurred by July 5, 2021 (“Outside Closing Date”), AG and Xencor shall have the right to terminate this Agreement by written notice to the other sent at any time after the Outside Closing Date. Upon such termination, the parties shall be relieved of all obligations hereunder (and will not have any liability to the other on account of such termination); provided, however, that in the event the Closing does not occur by the Outside Closing Date due to a voluntary termination of the Purchase Agreement by AG or a termination of the Purchase Agreement by seller thereunder due to a default by AG under the Purchase Agreement then, as Xencor’s sole remedy, AG shall, within thirty (30) days of such failure of the Closing to occur, pay to Xencor an amount equal to One Hundred Thousand Dollars ($100,000.00) as liquidated damages.

3.Authority. Each individual executing this Agreement on behalf of each party represents and warrants that the party on whose behalf he or she is executing this Agreement is a duly formed and existing entity and that such party has full right and authority to deliver this Agreement and that each person signing on behalf of such party is authorized to do so.

4.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of California.

5.Counterparts; Signatures. This Agreement may be executed in 2 or more counterparts. Each counterpart of this Agreement shall be deemed to be an original thereof, and all such counterparts, when taken together, shall constitute one and the same instrument. The parties hereto consent and agree that this Agreement may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this Agreement using electronic signature technology, by clicking “SIGN”, such party is signing this Agreement electronically, and (ii) the electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

“AG”	ANGELO GORDON REAL ESTATE, INC., a Delaware
corporation

	By:	/s/ Louis Friedel
	Name:	Louis Friedel
	Title:	Vice President

“Xencor”	XENCOR, INC., a Delaware corporation

	By:	/s/ Bassil Dahiyat
	Name:	Bassil Dahiyat, Ph.D.
	Title:	President & CEO

EXHIBIT A

LEASE

[Attached]

[Execution Original]

465 NORTH HALSTEAD

LEASE

ANGELO GORDON REAL ESTATE, INC.,

a Delaware corporation

as Landlord,

and

XENCOR, INC.,

a Delaware corporation

as Tenant

-2-	[Execution Original]

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease.  Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term.  In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail.  Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

1.Date:	April 30, 2021

2.Landlord:	ANGELO GORDON REAL ESTATE, INC., a Delaware corporation

3. Address of Landlord (Section 24.19):

For notices to Landlord:

Angelo Gordon Real Estate Inc.
Los Angeles, California 90067
Attention: Louis Friedel

with a copy to:

Lincoln Property Company

915 Wilshire Boulevard, Suite 2050

Los Angeles, California 90017

Attention: David Binswanger

Allen Matkins Leck Gamble Mallory & Natsis LLP
600 West Broadway, 27th Floor
San Diego, California 92101
Attention: Martin L. Togni, Esq.

Address for payment of Rent only shall be provided on or before the Phase 1 Lease Commencement Date.

4. Tenant:	XENCOR, INC., a Delaware corporation

5. Address of Tenant (Section 24.19):

Xencor, Inc.
111 W. Lemon Ave.
Monrovia, California 91016
Attention: John Kuch, Chief Financial Officer
(Prior to Phase 1 Lease Commencement Date)

with a copy to:

Xencor, Inc.
111 W. Lemon Ave.
Monrovia, California 91016
Attention: Celia Eckert, General Counsel

-i-	[Execution Original]

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

and

Xencor, Inc.

465 North Halstead, Suite 200
Pasadena, California 91107
Attention: John Kuch, Chief Financial Officer

with a copy to:

Xencor, Inc.

465 North Halstead, Suite 200
Pasadena, California 91107
Attention: Celia Eckert, General Counsel
(After Phase 1 Lease Commencement Date)

6. Premises (Article 1):

6.1 Premises:

129,543 rentable square feet of space consisting of (i) 83,083 rentable square feet located on the second floor of the Building (as defined below) and commonly known as Suites 200 and 225 (“Phase 1 Premises”) and (ii) 46,460 rentable square feet of space located on the second (2nd) floor of the Building and commonly known as Suite 250 (“Phase 2 Premises”), all as depicted on Exhibit A attached hereto. The Phase 1 Premises and the Phase 2 Premises are collectively referred to herein as the “Premises.”

6.2 Building:	The Premises are located in the building whose address is 465 North Halstead, Pasadena, California (the “Building”).

7. Term (Article 2):

7.1 Lease Term:	Thirteen (13) years.

7.2 Lease Commencement Date:

The Lease Commencement Date for the Phase 1 Premises shall be July 1, 2022 (“Phase 1 Lease Commencement Date”). The Lease Commencement Date for the Phase 2 Premises shall be the later of July 1, 2025 or that date which is nine (9) months after the Phase 2 Premises Delivery Date (as defined in Section 2.2 of this Lease)] (the “Phase 2 Lease Commencement Date”).

7.3 Lease Expiration Date:	June 30, 2035

-ii-	[Execution Original]

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

8. Base Rent (Article 3): 8.1Base Rent For Phase 1 Premises:

	Annual	Monthly Installment	Monthly Rental Rate
Lease Period	Base Rent	of Base Rent**	per Rentable Square Foot***

*07/01/22 – 06/30/23	$4,636,031.40	$386,335.95	$4.65
07/01/23 – 06/30/24	$4,775,112.36	$397,926.03	$4.79
07/01/24 – 06/30/25	$4,918,365.72	$409,863.81	$4.93
07/01/25 – 06/30/26	$5,065,916.64	$422,159.72	$5.08
07/01/26 – 06/30/27	$5,217,894.12	$434,824.51	$5.23
07/01/27 – 06/30/28	$5,374,431.00	$447,869.25	$5.39
07/01/28 – 06/30/29	$5,535,663.96	$461,305.33	$5.55
07/01/29 – 06/30/30	$5,701,733.88	$475,144.49	$5.72
07/01/30 – 06/30/31	$5,872,785.84	$489,398.82	$5.89
07/01/31 – 06/30/32	$6,048,969.36	$504,080.78	$6.07
07/01/32 – 06/30/33	$6,230,438.40	$519,203.20	$6.25
07/01/33 – 06/30/34	$6,417,351.60	$534,779.30	$6.44
07/01/34 – 06/30/35	$6,609,872.16	$550,822.68	$6.63

8.2Base Rent For Phase 2 Premises:

On the Phase 2 Lease Commencement Date, Tenant shall pay, as Base Rent for the Phase 2 Premises, the same Base Rent rate (per rentable square foot) as is then applicable to the Phase 1 Premises (and subject to the same Base Rent rate increases which apply to the Base Rent for the Phase 1 Premises).

* Subject to Base Rent abatement as set forth in Section 3.2. Such Base Rent is subject to adjustment pursuant to Section 2.1 of Exhibit B.

** The initial Monthly Installment of Base Rent amount was calculated by multiplying the initial Monthly Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Premises, and the Annual Base Rent amount was calculated by multiplying the initial Monthly Installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each Monthly Installment of Base Rent amount reflects an annual increase of three percent (3%) and each Annual Base Rent amount was calculated by multiplying the corresponding Monthly Installment of Base Rent amount by twelve (12).

*** The amounts identified in the column entitled “Monthly Rental Rate per Rentable Square Foot” are rounded amounts provided for informational purposes only.

-iii-	[Execution Original]

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

9. Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.6):

(i) Commencing on the Phase 1 Lease Commencement Date, 34.79% (83,083 rentable square feet within the Phase 1 Premises/238,842 rentable square feet within the Building) and (ii) commencing on the Phase 2 Lease Commencement Date, 54.24% (129,543 rentable square feet within the entire Premises/238,842 rentable square feet within the Building).

10. Permitted Use (Article 5):

The Premises shall be used only for general office, research and development, engineering, laboratory, storage and/or warehouse uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences projects in the County of Los Angeles, California comparable to the Project (“First Class Life Sciences Projects”), and (ii) in compliance with, and subject to, applicable laws and the terms of this Lease.

11. Security Deposit (Article 20):	$386,335.95.

12. Brokers (Section 24.25):	LPC West, Inc. representing Landlord, and Jones Lang LaSalle representing Tenant.

13. Parking (Article 23):

Total of three (3) unreserved parking spaces for every 1,000 rentable square feet of the Premises then leased by Tenant hereunder (i.e., two hundred forty-nine (249) parking spaces commencing on the Phase 1 Lease Commencement Date (based on 83,083 rentable square feet in the Phase 1 Premises) and three hundred eighty-eight (388) parking spaces commencing on the Phase 2 Lease Commencement Date (based on 129,543 rentable square feet in the entire Premises)). Tenant shall have the right to designate ten (10) parking spaces located immediately proximate to Tenant’s entrance to the Building for Tenant’s exclusive use (with the exact location to be mutually approved by Landlord and Tenant).

-iv-	[Execution Original]

EXHIBITS:

Exhibit A	Outline of Floor Plan of Premises
Exhibit A-1	Site Plan of Project
Exhibit B	Tenant Work Letter
Exhibit C	Confirmation of Lease Terms/Amendment to Lease
Exhibit D	Rules and Regulations
Exhibit E	Estoppel Certificate

(i)	[Execution Original]

INDEX

Page(s)

Abated Rent	9
Additional Allowance	Exhibit B
Additional Phase 2 Allowance	Exhibit B
Additional Rent	10
Affected Areas	20
Affiliate Assignee	35
Affiliates	35
Allowances	Exhibit B
Alterations	25
Annual Earthquake Deductible Cap	13
Appealable Tax Expenses	15
Appeals Notice	15
Base Rent	9
Base, Shell and Core	Exhibit B
Brokers	46
Building	ii
Calendar Year	10
CC&Rs	18
City	Exhibit B
Claims	28
Confirmation/Amendment	Exhibit C
Construction	47
Construction Drawings	Exhibit B
Contract	Exhibit B
Coordination Fee	Exhibit B
Corrective Action	20
Cost Pools	11
Cutoff Date	16
Documents	19
Earthquake Damage	13
Economic Default	9
Eligibility Period	24
Emergency	41
Engineers	Exhibit B
Environmental Law	18
Environmental Permits	18
Estimated Completion Date	30
Estimated Expenses	16
Excluded Claims	28
Excluded Costs	11
Existing Lease	9
Existing Tenant	9
Exit Survey	36
Expense Year	10
Final Costs	Exhibit B
Final Costs Statement	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Class Life Sciences Projects	iv
Force Majeure	45
Hazardous Materials	19
Hazardous Materials List	19
Holidays	22

(ii)	[Execution Original]

Page(s)
HVAC	22
Interest Rate	17
Landlord	7
Landlord Parties	21
Landlord’s Mortgagee	37
Lease	7
Lease Expiration Date	8
Lease Term	8
Lease Year	8
Nondisturbance Agreement	37
Notices	45
OFAC	48
Operating Expenses	10
Parking Facility	7
Parking Operator	42
Patriot Act	48
Phase 1 Delivery Date	9
Phase 1 Lease Commencement Date	ii
Phase 1 Premises	ii
Phase 1 Tenant Improvement Allowance	1
Phase 2 Lease Commencement Date	ii
Phase 2 Premises	ii
Phase 2 Premises Delivery Date	9
Phase 2 Tenant Improvement Allowance	Exhibit B
Pre-Approved Occupancy	35
Premises	ii
Premises Systems	24
Prohibited Persons	48
Project	7
Proposition 13	14
Reimbursable Capital Improvements	12
Release	19
Rent	10
Security Deposit	40
Subject Space	32
Subleasing Costs	34
Summary	i
Systems and Equipment	14
Tax Expenses	14
Tenant	7
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	21, 28
Tenant Work Letter	Exhibit B
Tenant’s Agents	Exhibit B
Tenant’s Parties	19
Tenant’s Share	15
Transfer	34
Transfer Notice	32
Transfer Premium	33
Transfer Review Period	32
Transferee	32
Transfers	32
Utilities Costs	15
Wi-Fi Network	26

(iii)	[Execution Original]

LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between ANGELO GORDON REAL ESTATE, INC., a Delaware corporation (“Landlord”), and XENCOR, INC., a Delaware corporation (“Tenant”).

1.PROJECT, BUILDING AND PREMISES

.1Project, Building and Premises.

.1.1Premises.  Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, (i) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Phase 1 Premises described in Section 6.1 of the Summary and (ii) on the Phase 2 Delivery Date, Landlord shall lease to Tenant and Tenant shall lease from Landlord, the Phase 2 Premises described in Section 6.1 of the Summary.  The floor plan of the Premises is attached hereto as Exhibit A.

.1.2Building and Project.  The Building consists of two (2) floors and a basement with a total of 238,842 rentable square feet and is part of a single-building commercial project, located on 9.6 acres of land in the City of Pasadena.  The term “Project” as used in this Lease, shall mean, collectively: (i) the Building; (ii) to the extent Tenant has non-exclusive use thereof pursuant to Section 1.1.3 below, any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities shown on the Project Site Plan (as defined below); and (iii)  the land upon which any of the foregoing are situated.  The site plan depicting the current configuration of the Project (the “Project Site Plan”) is attached hereto as Exhibit A-1.  The Project contains a surface parking facility serving the Building (“Parking Facility”).  Notwithstanding the foregoing or anything contained in this Lease to the contrary, (1) Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A-1 attached hereto other than Landlord’s obligations (if any) specifically set forth in the Tenant Work Letter attached hereto as Exhibit B, and (2) Landlord shall have the right from time to time to include or exclude any improvements or facilities within the Project, at such party’s sole election, as more particularly set forth in Section 1.1.3 below provided the Operating Expenses attributed thereto are appropriately adjusted.

.1.3Tenant’s and Landlord’s Rights.  Tenant shall have the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators (if any), restrooms and other public or common areas located within the Building as depicted on Exhibit A-2 attached hereto, and the non-exclusive use of those areas located on the Project that are designated by Landlord from time to time as common areas for the Building; provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of the CC&Rs, and (B) such reasonable, non-discriminatory rules and regulations as Landlord may make from time to time (which shall be provided in writing to Tenant not later than thirty (30) days prior to the effectiveness thereof), and (ii) Tenant may not go on the roof of Building without Landlord’s prior consent, which consent shall not be unreasonably withheld, and without otherwise being accompanied by a representative of Landlord.  Landlord reserves the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following provided that such modifications do not result in any adverse effect on, or with respect to, Tenant’s use, occupancy, or access to the Premises, the Building and/or the  Parking Facility for the Permitted Use in any material respect or materially modify Tenant’s rights or obligations under the Lease (as applicable, a “Tenant Impact”):  (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof that are not for the exclusive use of Tenant, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and (y) expanding or decreasing the size of the Project and any common areas and other elements thereof, including adding, deleting and/or excluding buildings thereon and

-5-	[Execution Original]

therefrom; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Project; and (3)  perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate.

.2Condition of Premises.  Except as expressly set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition on the Lease Commencement Date.

Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease neither the Premises, the Building nor the Project have undergone inspection by a Certified Access Specialist.  Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  Therefore and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) if Tenant requires the CASp inspection under this Paragraph, Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, revealed solely as a result of such inspection, any and all such alterations and repairs to be performed in accordance with Article 8 of this Lease; provided Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Paragraph.

Tenant also acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business (including, but not limited to, any zoning/conditional use permit requirements which shall be Tenant’s responsibility and Tenant’s failure to obtain any such zoning/use permits (if any are required) shall not affect Tenant’s obligations under this Lease), provided that Landlord has no actual knowledge that the Permitted Use, as it pertains to general office, research and engineering and laboratory uses, is not permitted under current zoning codes applicable to the Premises.

.3Rentable Square Feet.  The rentable square feet of the Premises and the Building is stipulated by Landlord and Tenant to be as set forth in the Summary and such rentable square footage is not subject to remeasurement by Landlord or Tenant.

1.LEASE TERM AND PREMISES DELIVERY DATES

.1Lease Term.  The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent.  The term of this Lease (the “Lease Term”) with respect to the Phase 1 Premises and the Phase 2 Premise shall be as set forth in Section 7.1 of the Summary and shall commence on the applicable commencement dates set forth in Section 7.2 of the Summary (subject however, to the terms of the Tenant Work Letter), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided.  Tenant’s early entry rights are set forth in Section 5.1 of Exhibit B.  For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date.  If the applicable Lease Commencement Date is a date which is other than the date set forth in Section 7.2 of the Summary, then, following the occurrence of the applicable Lease Commencement Date, Landlord shall deliver to Tenant an amendment in the form as set forth in Exhibit C, attached hereto, setting forth, among other

-6-	[Execution Original]

things, the actual applicable Lease Commencement Date, the Lease Expiration Date, and if desired by Landlord, a Base Rent schedule for the Phase 2 Premises or, at Landlord’s election, a combined Base Rent schedule showing the Base Rent payable by Tenant for the entire Premises.  Tenant shall execute and return such amendment to Landlord within five (5) business days after Tenant’s receipt thereof if factually correct.  If Tenant fails to execute and return the factually correct amendment within such 5-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein.

.2Premises Delivery Dates.  Subject to Force Majeure events, Landlord shall deliver possession of the Phase 1 Premises to Tenant on June 1, 2021 (the “Phase 1 Premises Delivery Date”).  Landlord and Tenant acknowledge and agree that the Phase 2 Premises is subject to an existing lease (the “Existing Lease”) dated as of April 17, 2015 by and between Landlord’s predecessor-in-interest in the Project, DWF IV 465 Halstead, LLC, a Delaware limited liability company (as landlord) and GMTO Corporation, a Delaware corporation (as tenant) (“Existing Tenant”).  The Existing Lease is scheduled, by its terms as of the date hereof, to terminate on November 30, 2022, subject, however, to Existing Tenant’s three (3)-year extension option set forth therein.  Landlord shall, subject to Force Majeure events, deliver possession of the Phase 2 Premises to Tenant thirty (30) days after the expiration or sooner termination of the Existing Lease (the “Phase 2 Premises Delivery Date”).  Landlord shall use commercially reasonable efforts to deliver the Phase 2 Premises to Tenant as soon as reasonably possible.  Notwithstanding the foregoing, in the event the Phase 1 Premises Delivery Date is other than the date set forth above, then Landlord and Tenant shall agree upon an equitable adjustment to the Lease Commencement Date (and the same shall be confirmed in an amendment).

1.BASE RENT

Tenant shall pay, without notice or demand, to Landlord at the address set forth in Section 3 of the Summary, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever.  Concurrently with the full execution of this Lease, Tenant shall deliver to Landlord the Base Rent payable by Tenant for the Premises for the fifth (5th) full month of the Lease Term (i.e., $386,335.95).  If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding anything to the contrary contained herein and so long as Tenant is not then in “Economic Default” under this Lease (beyond the expiration of all applicable notice and cure periods), Landlord hereby agrees to abate Tenant’s obligation to pay one hundred percent (100%) of Tenant’s monthly Base Rent for the first (1st) four (4) full calendar months of the Lease Term for the Phase 1 Premises only (collectively, the “Abated Rent”), which Abated Rent is equal to Three Hundred Eighty-Six Thousand Three Hundred Thirty-Five and 95/100 Dollars ($386,335.95) per month during such four (4) month Base Rent abatement period, with an aggregate Abated Rent equal to One Million Five Hundred Forty-Five Thousand Three Hundred Forty-Three and 80/100 Dollars ($1,545,343.80) for such four (4) month Base Rent abatement period.  During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease.  In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Article 19 of this Lease, Landlord shall not be entitled to the recovery of any of the Abated Rent as a separate component of damages, it being acknowledged that the Abated Rent is already included in Base Rent for the Term for purposes of the exercise of Landlord’s remedies for a default by Tenant under this Lease.  The term “Economic Default”, as used in this Lease shall mean a monetary default by Tenant under this Lease in an amount in excess of one (1) month of the Abated Rent.

-7-	[Execution Original]

1.ADDITIONAL RENT

.1Additional Rent.  In addition to paying the Base Rent specified in Article 3 above, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses allocated to the Building (pursuant to Section 4.3.4 below); plus (ii) Tenant’s Share of the annual Tax Expenses allocated to the Building (pursuant to Section 4.3.4 below); plus (iii) Tenant’s Share of the annual Utilities Costs allocated to the Building (pursuant to Section 4.3.4 below).  Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.”  The Base Rent and Additional Rent are herein collectively referred to as the “Rent.”  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent.  Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

.2Definitions.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

.2.1“Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

.2.2“Expense Year” shall mean each Calendar Year.

.2.3“Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Project, including, without limitation, any amounts paid for:  (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, lab systems, central plant, mechanical systems, sanitary and storm drainage systems, any elevator systems (if applicable) and all other “Systems and Equipment” (as defined in Section 4.2.4 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program if and to the extent required by Applicable Law; provided if any costs of contesting the validity or applicability of any governmental enactments are included in Operating Expenses, and the amount of financial impact of such enactments is subsequently refunded or reduced (whether during the Term or after), Landlord shall pay to Tenant Tenant’s Share of any such reduction or refund; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees of any mortgage or the lessor of any ground lease affecting the Project; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Project; (v) any equipment rental agreements or management agreements (including the cost of any property management and accounting fee and the fair rental value of any office space provided thereunder for a property management office; provided that the property management and accounting fee payable by Tenant shall not exceed two and one-half percent (2.5%) of the Base Rent); (vi) the cost of operating amenities (if any) in and/or serving the Premises, wages, salaries and other compensation and benefits of all on-site and off-site employees at or below the level of general manager or senior property manager engaged in the operation, management, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits but only to the extent such wages, salaries and other compensation and benefits are fairly attributable to the Project (as opposed to any other properties owned by Landlord or its affiliates); (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project (including but not limited to, the CC&Rs described in Article 5 hereof); (viii) the cost of janitorial service, trash removal (provided, however, Operating Expenses shall not include the cost of janitorial services and trash removal services provided to the Premises or the premises of other tenants of the Building and/or the Project or the cost of replacing light bulbs, lamps, starters and ballasts for lighting

-8-	[Execution Original]

fixtures in the Premises and the premises of other tenants in the Building and/or the Project to the extent such services are directly provided and paid for by Tenant pursuant to Section 6.6 below), alarm and security service, if any, window cleaning, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (ix) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; and (x) the Reimbursable Capital Improvements (as defined under Excluded Costs (defined below)).  If any of (x) the Building and (y) any additional buildings are added to the Project pursuant to Section 1.1.3 above (but only during the period of time after such additional buildings have been fully constructed and ready for occupancy and are included by Landlord within the Project) are less than ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building and such additional buildings (if any) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, to equitably and in good faith allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) between the Building and/or among different tenants of the Project or different types of tenants in the Project (such as office tenants, lab tenants and any retail tenants of the Project) (the “Cost Pools”) based on such tenants’ usage.  The creation of any such Cost Pools shall reflect fair, equitable and good faith allocations of the Operating Expenses, Tax Expenses and Utilities Costs.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Project; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.3, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Project; (F) Utilities Costs; and (G) Tax Expenses and (H) any of the following (“Excluded Costs”):

(a)costs, including legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Premises, Building or Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the applicable Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities) and costs of correcting defects in such original construction or renovation;

(b)capital expenditures for expansion or reconfiguration of the Building or the Project;

(c)Costs of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined in accordance with sound real estate management and accounting principles, consistently applied, except (i) to the extent required under any governmental law or regulation enacted and enforced after the Phase 1 Lease Commencement Date and Phase 2 Lease Commencement Date, as applicable to the Project, (ii) costs incurred to reduce Operating Expenses, to the extent such costs do not exceed the anticipated net reduction of Operating Expenses, and (iii) costs incurred due to Landlord’s repair obligations under this Lease for the Project, including repairs and replacements pertaining to the Systems and Equipment, provided that the costs set forth in items (i), (ii) and (iii), above, shall be amortized over their reasonable useful life as determined in accordance with standard real estate accepted accounting principles as and to the extent

-9-	[Execution Original]

consistently applied by institutional ownership in the biotechnology/life science building real estate industry; provided further that, in connection with the costs set forth in items (ii) above, Landlord shall, upon Tenant’s written request, provide Tenant with reasonable evidence that the annual cost of the capital improvement is reasonably anticipated by Landlord to be equal to or less than the reasonably anticipated savings in Operating Expenses caused by such capital improvement (the foregoing exceptions (i), (ii) and (iii), as qualified as set forth hereinabove, the “Reimbursable Capital Improvements”);

(d)interest, principal or any other payments under any mortgage or similar debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Building or the Project;

(e)reserves for or depreciation of the Building or the Project;

(f)advertising, marketing, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Building or the Project, including any leasing office maintained in the Building or the Project, free rent and construction allowances for tenants;

(g)legal and other expenses incurred in the negotiation or enforcement of leases;

(h)completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(i)costs to be reimbursed by other tenants of the Building or the Project or Taxes to be paid directly by Tenant or other tenants of the Building or the Project, whether or not actually paid;

(j)salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part (and, if in part, then on a pro rata basis based on the amount of time devoted to the Building or the Project) to the operation, management, maintenance or repair of the Building or the Project;

(k)general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l)costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m)costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Building or the Project or any legal requirement;

(n)penalties, fines or interest incurred as a result of Landlord’s inability or failure  to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(o)overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building or the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

-10-	[Execution Original]

(p)costs of Landlord’s charitable or political contributions, or of fine art maintained at the Building or the Project;

(q)costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Building or the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Building or the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r)transactional costs incurred in the sale or refinancing of the Building or the Project;

(s)items and services which Landlord offers selectively to one or more tenants of the Building or the Project (not including Tenant) without reimbursement;

(t)costs of repairs directly resulting from the negligence or willful misconduct of Landlord or its employees, officers, directors, contractors or agents;

(u)any costs incurred to remove, study, test or remediate Hazardous Materials that exist in or about the Building or the Project prior to the Lease Commencement Date;

(v)the cost of installing or upgrading any utility metering for any part of the Building or the Project;

(w)net income taxes of Landlord or the owner of any interest in the Building or the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Building or the Project or any portion thereof or interest therein;

(x)except for Reimbursable Capital Improvements, any other capital expenditures;

(y)expenditures relating to the presence of Hazardous Materials in or about the Project, or the site upon which the Building, the Parking Facility and the other common areas are located, including, without limitation, Hazardous Materials in the ground water or soil;

(z)to the extent that the Project is damaged as a result of earthquakes and related aftershocks (“Earthquake Damage”) and the cost of repairing the Earthquake Damage is not covered by insurance or falls within the deductible, then Tenant’s Share of Operating Expenses for Earthquake Damage repairs in any Expense Year shall not exceed $200,000 with regard to the Building (the “Annual Earthquake Deductible Cap”); provided that if Tenant’s Share of such deductible exceeds the Annual Earthquake Deductible Cap, then the excess amounts of any deductible may be carried forward, subject to the same Annual Earthquake Deductible Cap limitation, for inclusion in Operating Expenses up to the expiration or sooner termination of this Lease.

(aa)any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Building or the Project under leases for space in the Building or the Project;

(bb)any costs and expenses with respect to the following matters to the extent Tenant is required under this Lease to perform the same, or to the extent affecting Tenant and the Premises, that Tenant has elected to self-manage and maintain: (i) matters described in Section 4.2.3(i) and (ii) matters described in Section 4.2.3(ii); and

(cc)any costs with respect to amenities (if any) that Tenant is prohibited from using under this Lease.

Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise reimbursed directly by Tenant, (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this

-11-	[Execution Original]

paragraph, collect Operating Expenses from Tenant in an amount in excess of what Landlord incurs for the items included in Operating Expenses, and (iii) charge any single expense to Operating Expenses more than once.  Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Project, and, to the extent commercially reasonable, Landlord shall make payments for goods, utilities, or services in a timely manner in order to maximize any applicable discount.

.2.4“Systems and Equipment” shall mean any plant (including any central plant), machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, lab, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building or the Project in whole or in part.

.2.5“Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which are actually accrued and which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein.

.2.5.1Tax Expenses shall include, without limitation:

(i)Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii)Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants.  It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii)Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv)Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v)Any reasonable expenses reasonably incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

.2.5.2Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent

-12-	[Execution Original]

applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 below.

.2.5.3So long as Tenant or Tenant’s Affiliate Assignee is leasing the entire Premises, Tenant may request from Landlord whether or not Landlord intends to file an appeal of any portion of Tax Expenses which are appealable by Landlord (the “Appealable Tax Expenses”) for any tax fiscal year.  Landlord shall deliver written notice to Tenant within ten (10) days after such request indicating whether Landlord intends to file an appeal of Appealable Tax Expenses for such tax fiscal year.  If Landlord indicates that Landlord will not file an appeal of such Tax Expenses, then Tenant may provide Landlord with written notice (“Appeals Notice”) at least thirty (30) days prior to the final date in which an appeal must be filed, requesting that Landlord file an appeal.  Upon receipt of the Appeals Notice, but subject to the terms and conditions of this Section 4.2.5.3 below, Landlord shall promptly file such appeal and thereafter Landlord shall diligently prosecute such appeal to completion, and Tenant shall have the right to participate in and jointly control the appeal.  Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice.  In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the Tax Expenses for the tax fiscal year in question as compared to the original bill received for such tax fiscal year and such reduction is greater than the costs for such appeal, then the costs for such appeal shall be included in Tax Expenses and passed through to the tenants of the Building when funds are actually received.  Alternatively, if the appeal does not result in a reduction of Tax Expenses for such tax fiscal year or if the reduction of Tax Expenses is less than the costs of the appeal, then Tenant shall reimburse Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord which are not covered by the reduction in connection with such appeal. Tenant’s failure to timely deliver an Appeals Notice shall waive Tenant’s rights to request an appeal of the applicable Tax Expenses for such tax fiscal year.  In addition, Tenant’s obligations to reimburse Landlord for the costs of the appeal pursuant to this Section shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of this Lease.  Upon request, Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.

.2.6“Tenant’s Share” shall mean the percentage set forth in Section 9 of the Summary.  Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9 of the Summary), and stating such amount as a percentage.

.2.7“Utilities Costs” shall mean all actual charges for utilities for the Building and the Project (including utilities for any additional buildings, if any, added to the Project during the period of time the same are included by Landlord within the Project) which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC and other utilities, including any lab utilities and central plant utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments, measurement meters and devices and surcharges.  Utilities Costs shall be calculated assuming the Building (and, during the period of time when such buildings are included by Landlord within the Project and any additional buildings, if any, added to the Project) are at least ninety-five percent (95%) occupied.  Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any CC&Rs affecting the Project.  Upon Tenant’s written request, Landlord shall provide Tenant with a list of all utility accounts, existing meters therefor, and Landlord’s commercially reasonable and equitable determination on what Utilities Costs are shared with the Building versus dedicated to Tenant’s Premises.

.3Calculation and Payment of Additional Rent.

.3.1Payment of Operating Expenses, Tax Expenses and Utilities Costs.  For each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, as Additional Rent, the following, which payment shall be made in the manner set forth in Section 4.3.2 below: (i) Tenant’s Share of Operating Expenses allocated to the Building pursuant to Section 4.3.4 below; plus (ii) Tenant’s Share of Tax Expenses allocated to the Building pursuant to Section 4.3.4 below; plus (iii) Tenant’s Share of Utilities Costs allocated to the Building pursuant to Section 4.3.4 below.

.3.2Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant.  Landlord shall use commercially reasonable efforts to give to Tenant within one hundred twenty (120)

-13-	[Execution Original]

days following the end of each Expense Year (and in any event within one hundred fifty (150) days following the end of each Expense Year), a detailed, statement (the “Statement”), itemized on a line-item by line-item basis, which shall state in general major categories the Operating Expenses incurred or accrued for such preceding Expense Year, that are allocated to the Building pursuant to Section 4.3.4 below, and which shall indicate therein Tenant’s Share thereof.  In addition, Landlord shall provide Tenant, within thirty (30) business days following Tenant’s written request therefor, supporting documentation in Landlord’s possession, control or reasonably available to Landlord applicable to a reasonable number of specific expenses incurred by Landlord, which documentation shall allow Tenant to verify such expenses; provided, however, that (i) Landlord may require Tenant to sign a commercially reasonable confidentiality agreement as a condition precedent to Landlord’s obligation to deliver any such supporting documentation to Tenant, (ii) the foregoing right is not meant to replace Tenant’s right to audit Landlord books and records pursuant to Section 4.6 of this Lease.  Within thirty (30) days after Tenant’s receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay to Landlord the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, less the amounts, if any, paid during such Expense Year as the Estimated Expenses as defined in and pursuant to Section 4.3.3 below.  If any Statement reflects that Tenant has overpaid Tenant’s Share of Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then Landlord shall, at Tenant’s option, either (i) credit such overpayment toward the additional Rent next due and payable to Tenant under this Lease, or (ii) remit such overpayment to Tenant within thirty (30) days after such applicable Statement is delivered to Tenant.  Landlord’s failure to timely furnishing statement shall not prejudice Landlord from enforcing its rights under this Article 4; provided, however, that Tenant shall not be responsible for Tenant’s Share of any Operating Expenses, Tax Expenses or Utilities Costs attributable to any Expense Year which was first billed to Tenant more than eighteen (18) months after the date (the “Cutoff Date”) which is the earlier of (i) the expiration of the applicable Expense Year or (ii) the Lease Expiration Date; and provided further, that Tenant shall be responsible for Tenant’s Share of Operating Expense, Tax Expenses and Utilities Costs levied by any governmental authority or by any public utility company at any time following the applicable Cutoff Date which are attributable to any Expense Year occurring prior to such Cutoff Date, so long as Landlord delivers to Tenant a bill and supplemental Statement for such amounts within nine (9) months following receipt.  Even though the Lease Term has expired and Tenant has vacated the Premises, if the Statement for the Expense Year in which this Lease terminates reflects that Tenant has overpaid and/or underpaid  Tenant’s Share of the Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then within thirty (30) days after Landlord’s delivery of such Statement to Tenant, Landlord shall refund to Tenant any such overpayment, or Tenant shall pay to Landlord any such underpayment, as the case may be.  The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

.3.3Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs.  Landlord shall use commercially reasonable efforts to give Tenant within one hundred twenty (120) days following the end of each Expense Year (and in any event within one hundred fifty (150) days following the end of each Expense Year), a detailed yearly expense estimate statement (the “Estimate Statement”), itemized on a line-item by line-item basis, of  the total amount of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for the then-current Expense Year shall be, and which shall indicate therein Tenant’s Share thereof (the “Estimated Expenses”).  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Expenses under this Article 4 (provided that in the event that such failure continues for a period of six (6) months following receipt of notice from Tenant, Tenant may elect to seek specific performance).  Following Landlord’s delivery of the Estimate Statement for the then-current Expense Year, Tenant shall pay with its next installment of Base Rent due following thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator.  Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.  Throughout the Lease Term, Landlord shall maintain books and records with respect to Operating Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.  With regard to prior Expenses Years, Landlord shall keep such books and records for at least two (2) years following the date upon which Landlord delivers the applicable Statement for such Expense Year.

-14-	[Execution Original]

.4Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall reimburse Landlord within thirty (30) days of receipt of notice with appropriate backup for all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

.4.1said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

.4.2said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project; or

.4.3said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

.5Late Charges.  If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by five (5) days after the due date therefor, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the amount due; provided, however, that Landlord will waive the imposition of the late charge for the first late payment of rent in any one (1) calendar year.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid on or before five (5) days after the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (2%), or (ii) the highest rate permitted by applicable law.

.6Audit Rights.  Within eighteen (18) months after receipt of a Statement by Tenant (the “Review Period”), if Tenant disputes the amount of Additional Rent set forth in such Statement, provided that Tenant is not then in Economic Default under this Lease beyond the applicable cure period provided in this Lease, an independent certified public accountant or operating expense audit firm, selected and paid for by Tenant, subject to Landlord prior approval, which approval shall not be unreasonably withheld to the extent such accountant or audit firm (i) is a reputable independent nationally or regionally recognized certified public accounting firm, or a reputable independent nationally or regionally recognized operating expenses audit firm, which has previous experience in reviewing financial operating records of landlords of office buildings in California (which firm may be retained on a contingency fee basis), and (ii) executes (together with Tenant) a commercially reasonable confidentiality agreement prepared by Landlord, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in Economic Default under this Lease (beyond any applicable notice and cure periods) and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be.  In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records.  Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement; provided, however, to the extent Landlord delivers to Tenant a supplemental Statement, then the Review Period with respect to the corrected items set forth in such supplemental Statement shall be deemed to be the eighteen (18) months following the date Landlord delivered such supplemental Statement to Tenant.  If after such inspection, Tenant still disputes such Additional Rent, Landlord and Tenant shall meet and attempt to resolve the dispute.  If Landlord and Tenant are unable to resolve the dispute within sixty (60) days following the completion of Tenant’s audit, then a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) mutually and reasonably selected by Landlord and Tenant; provided that if such determination by the Accountant proves that Operating Expenses were

-15-	[Execution Original]

overstated by more than three percent (3%), or if Landlord otherwise agrees or admits that Operating Expenses were overstated by more than three percent (3%), then the reasonable cost of Tenant’s initial audit of Operating Expenses and the cost of the Accountant shall be paid for by Landlord; provided, however, to the extent such initial audit of Operating Expenses was performed by a firm retained on a contingency fee basis, then Landlord shall only be obligated to pay the out-of-pocket fees and costs reasonably equivalent to those in non-contingency fee audits.  Upon the resolution of the parties’ dispute with regard to the Additional Rent shown on the Statement, the parties shall make appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing.  Any such payments shall be made within thirty (30) days following the resolution of such dispute, and, to the extent any such payment is not paid within the foregoing thirty (30) day time period, then the amount so owed shall be subject to interest, at the Interest Rate, until paid.  Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Operating Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Operating Expenses payable by Tenant.

1.USE OF PREMISES; HAZARDOUS MATERIALS; ODORS AND EXHAUST

.1Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 10 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Tenant shall comply with the Rules and Regulations and all recorded covenants, conditions, and restrictions now or hereafter affecting the Project (provided that such compliance shall not require Tenant to assume any development responsibilities of Landlord) (collectively, the “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such CC&Rs and any amendments, restatements, supplements or modifications to such CC&Rs do not result in a Tenant Impact.  As of the date hereof, there are no CC&Rs encumbering the Project.  Notwithstanding anything set forth in this Article 5 to the contrary, to the extent any CC&Rs relate to Project specific programs and are within Landlord’s control (i.e., Landlord has the ability, either directly or indirectly, to cause the disapproval of such covenant, condition, and restriction, or amendment thereto), then such specific programs shall be subject to Tenant’s reasonable review and prior approval.

.2Hazardous Materials.

.2.1Definitions:  As used in this Lease, the following terms have the following meanings:

(a)“Environmental Law” means any past, present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.

(b)“Environmental Permits” mean collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law or otherwise desired by Landlord including, but not limited to, any Spill Control Countermeasure Plan and any Hazardous Materials Management Plan.

(c)“Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), freon and other chlorofluorocarbons, “biohazardous waste,” “medical waste,” “infectious agent”, “mixed waste” or other waste under California Health and Safety Code §§ 117600 et, seq.

-16-	[Execution Original]

(d)“Release” shall mean with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, pumping, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

.2.2Tenant’s Obligations – Environmental Permits.  Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant’s operations or Tenant’s use of the Premises and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant’s operations or Tenant’s use of the Premises.

.2.3Tenant’s Obligations – Hazardous Materials.  Except as expressly permitted herein, Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, or any other portion of the Property by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), in violation of any Environmental Law without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.  Landlord acknowledges that it is not the intent of this Section 5.2 to prohibit or materially impair Tenant from operating its business for the uses permitted hereunder.  Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable Environmental Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Lease Commencement Date a list identifying each type of Hazardous Material to be present at the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Premises (the “Hazardous Materials List”).  Tenant shall deliver to Landlord an updated Hazardous Materials List at such times as are required by local fire department regulations.  Tenant shall deliver to Landlord (prior to the Phase 1  Lease Commencement Date or, if unavailable at the time, concurrently with the receipt from or submission to any Governmental Authority) true and correct copies of the following documents to the extent the same exist (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials by Tenant at the Premises:  permits; approvals; reports and correspondence; notices of violations of applicable Environmental Laws; storage and management plans; to the extent not part of the Tenant Improvements governed by the Work Letter, plans relating to the location, specifications and installation of any above ground storage tanks to be installed in, on, or about the Premises (provided that any such storage tanks shall be above ground and the installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord shall not be unreasonably withheld, conditioned or delayed to the extent consistent with the Permitted Use); and all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, or about the Premises for the closure of any such storage tanks.  For each type of Hazardous Material listed, the Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number.  Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.  Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials brought onto the Premises by Tenant, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties during the Term of this Lease.

.2.4Landlord’s Right to Conduct Environmental Assessment.  At any time during the Lease Term, Landlord shall have the right, at Landlord’s sole cost and expense, to conduct an environmental assessment of the Premises (as well as any other areas in, on or about the Project that Landlord reasonably believes may have been affected adversely by Tenant’s use of the Premises (collectively, the “Affected Areas”) in order to confirm that the Premises and the Affected Areas do not contain any Hazardous Materials in violation of applicable Environmental Laws or under conditions constituting or likely to constitute a Release of Hazardous Materials.  Such environmental assessment shall be a so-called “Phase I” assessment or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, together with, at Landlord’s sole cost and expense,

-17-	[Execution Original]

any additional investigation and report which would customarily follow any discovery contained in such initial Phase I assessment (including, but not limited to, any so-called “Phase II” report).  Such right to conduct such environmental assessment shall not be exercised more than once per calendar year unless Tenant is in default under this Section 5.2.  Landlord shall use its commercially reasonable efforts to minimize any disruption to Tenant’s business or use of the Premises from any such assessment.  Notwithstanding anything above to the contrary, in the event that any such environmental assessment performed by Landlord reveals that Tenant is in breach of this Lease pertaining to Hazardous Materials, then the cost of any such environmental assessment shall be at Tenant’s sole cost and expense.

.2.5Tenant’s Obligations to Perform Corrective Action.  If the data from any environmental assessment authorized and undertaken by Landlord pursuant to Section 5.2.4 supports a conclusion that Tenant has released Hazardous Materials on, under or emanating from the Premises and the Affected Areas that may require any investigation and/or active response action, including without limitation active or passive remediation and monitoring or any combination of these activities (“Corrective Action”), Tenant shall undertake Corrective Action with respect to contamination caused by Tenant if, and to the extent, required by the governmental authority exercising jurisdiction over the matter.  Any Corrective Action performed by Tenant will be performed with Landlord’s prior written approval, not to be unreasonably withheld, and in accordance with applicable Environmental Laws, at Tenant’s sole cost and expense and by an environmental consulting firm (reasonably acceptable to Landlord).  Tenant may perform the Corrective Action before or after the expiration or earlier termination of this Lease, to the extent permitted by governmental agencies with jurisdiction over the Premises, the Building and the Project (provided, however, that any Corrective Action performed after the expiration or earlier termination of this Lease shall be subject to the access fee provisions set forth below).  Tenant or its consultant may install, inspect, maintain, replace and operate remediation equipment and conduct the Corrective Action as it considers necessary, subject to Landlord’s approval.  Tenant and Landlord shall, in good faith, cooperate with each other with respect to any Corrective Action after the expiration or earlier termination of this Lease so as not to interfere unreasonably with the conduct of Landlord’s or any third party’s business on the Premises, the Building and the Project.  It shall be reasonable for Landlord to require Tenant to deliver a “no further action” letter or substantially similar document from the applicable governmental agency and Landlord shall provide reasonable access until such time as such approval is obtained.  Landlord’s “reasonableness” as used in the immediately preceding sentence shall be based on (i) the zoning of the Premises as of the date in question, and (ii) the logical uses of the Premises as of the date in question.  If Landlord desires to situate a tenant in the Premises, the Building and the Project and remediation of the Premises and the Affected Areas is ongoing, Landlord shall be deemed to be unable to use the Premises, the Building and the Project in the way Landlord reasonably desires and Tenant shall be obligated to pay an access fee equal to the Monthly Rent which shall be prorated daily until such time as Landlord is able to situate said tenant in the Premises, the Building and/or the Project.  Tenant agrees to install, at Tenant’s sole cost and expense, screening around its remediation equipment so as to protect the aesthetic appeal of the Premises, the Building and the Project. Tenant also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Tenant’s consultant and governmental agencies with jurisdiction over the Premises, the Building and the Project) in a location which will allow Landlord, to the extent reasonably practicable, the ability to lease the Premises, the Building and the Project to a subsequent user.  Any Hazardous Materials contamination on, in, under or about the Premises and the Affected Areas  existing prior to commencement of this Lease are solely Landlord’s responsibility and Tenant shall have no obligations whatsoever for any investigation or remediation associated with Hazardous Materials existing on the Premises prior to the applicable Lease Commencement Date.  Landlord will indemnify Tenant for any and all costs and expenses associated with Hazardous Materials existing on the Premises prior to the applicable Lease Commencement Date; provided, however, that Landlord’s indemnity obligation shall not extend to loss of business, loss of profits or other consequential damages which may be suffered by Tenant.

.2.6Tenant’s Duty to Notify Landlord Regarding Releases.  Tenant agrees to promptly notify Landlord of any Release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities.  In the event of any release of Hazardous Materials in violation of Environmental Laws caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant, at Tenant’s sole cost and expense, to immediately take all legally required steps necessary to remediate such Release and prevent any similar future release.  Tenant will, upon the reasonable and good faith request of Landlord at any time during which Landlord has a reasonable basis to conclude that Tenant is not in compliance with this Section 5.2 (and in any event no earlier than sixty (60) days and no later than thirty (30) days prior to the expiration of this Lease), cause to be performed a Phase I environmental assessment of the Premises at Tenant’s expense by an established environmental

-18-	[Execution Original]

consulting firm reasonably acceptable to Landlord.  In the event the assessment concludes that Tenant has caused conditions that require Corrective Action, then Tenant shall immediately perform the same at its sole cost and expense.

.2.7Tenant’s Environmental Indemnity.  To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, partners, subpartners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project caused by Tenant or any of Tenant’s Parties during the Term of this Lease; provided, however, that Tenant’s indemnity obligations shall not extend to loss of business, loss of profits or other consequential damages which may be suffered by Landlord.  Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises, the Building and/or the Project, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith.  The provisions of this Section 5.2.7 will survive the expiration or earlier termination of this Lease.

.2.8Landlord’s Environmental Indemnity.  To the fullest extent permitted by law, Landlord agrees to promptly indemnify, protect, defend and hold harmless Tenant and Tenant’s members, partners, subpartners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Tenant Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project not caused by Tenant; provided, however, that Landlord’s indemnity obligations shall not extend to loss of business, loss of profits or other consequential damages which may be suffered by Tenant.

.2.9Landlord’s Remediation.  If Hazardous Materials are present at the Premises that are required by Environmental Law to be remediated and Tenant is not responsible therefor pursuant to Section 5.2, Landlord shall remediate such Hazardous Materials.

.2.10Control Areas.  Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage.  As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone.  For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.  Tenant shall have the right to develop separate control areas for its Hazardous Materials inventory within the Premises for Tenant’s exclusive Permitted Use subject to compliance with applicable law and in a location and of a size reasonably acceptable to Landlord.

.3Odors and Exhaust.  Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will the Premises be damaged by any exhaust from Tenant’s operations that are not consistent with the Permitted Use.  Landlord and Tenant therefore agree as follows:

.3.1Tenant shall not cause or permit (or conduct any activities that would cause) any significant release of any offensive odors or fumes of any kind from the Premises.

.3.2If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Premises, Tenant shall vent the Premises through such system.  If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with applicable laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord reasonably requires consistent with practices at comparable buildings in the vicinity of the Project for the Permitted Use

-19-	[Execution Original]

(“Comparable Buildings”).  The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval, not to be unreasonably withheld.  Tenant acknowledges Landlord’s legitimate desire to maintain the Premises (indoor and outdoor areas) in an odor-free manner consistent with the Permitted Use, and Landlord may require Tenant to abate and remove all unpermitted odors in a manner that goes beyond the requirements of applicable laws.

.3.3Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s reasonable judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from the Premises and are inconsistent with the Permitted Use.  Any work Tenant performs under this Section 5.3 shall constitute Alterations.

.3.4Tenant’s responsibility to remove, eliminate and abate such odors, fumes and exhaust shall continue throughout the Term.

.3.5If Tenant fails to install satisfactory odor control equipment within thirty (30) days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause such unpermitted odors, fumes or exhaust.

1.SERVICES AND UTILITIES

.1Standard Tenant Services.  Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

.1.1Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) capacity to the office portions of the Premises for normal office use in the Premises from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., and 8:00 a.m. to 2:00 p.m. on Saturdays, except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the “Holidays”).  Landlord shall provide HVAC to the lab portions of the Premises on a 24/7 basis and the same shall not constitute an overstandard use by Tenant. Notwithstanding the foregoing, any HVAC installed to service only the Premises shall be controlled by Tenant and not Landlord.

.1.2Landlord shall provide adequate electrical wiring and facilities for power for the Premises.  Landlord shall designate the electricity utility provider from time to time.

.1.3Landlord shall provide nonexclusive automatic passenger elevator service at all times.

.1.4Landlord shall provide water in the Common Areas and Premises for lavatory, drinking, laboratory and landscaping purposes.  Such cost shall be paid by Tenant as Additional Rent unless separately metered to Tenant.

.2Overstandard Tenant Use.  Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation.  If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease (“After-Hours HVAC”), Tenant shall follow the reasonable procedures, if any, as Landlord shall from time to time establish as appropriate, and Landlord shall supply such equipment to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall reasonably determine is equal solely to the increased depreciation of such heat, ventilation or air conditioning equipment.  In the event Tenant disputes the Actual Costs (as defined below), as determined by Landlord, for increased depreciation of such heat, ventilation or air conditioning

-20-	[Execution Original]

equipment, then a determination as to the proper amount of Actual Costs shall be made, at Tenant’s expense, by an independent HVAC engineer (the “HVAC Engineer”) mutually and reasonably selected by Landlord and Tenant.

.3Utilities.  Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon.  If any such utility is not separately metered or submetered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as Additional RentTo the extent that Tenant uses more than Tenant’s Share of any utilities, then Tenant shall pay Landlord Tenant’s Share of Operating Expenses to reflect the Actual Costs of such excess. In no event shall any charges paid by Tenant directly to the provider thereof be included in Operating Expenses.

.4Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including, but not limited to, any central plant or other lab system, telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or, except as provided in Section 6.7 below, relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property (including scientific research and any intellectual property) or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

.5Additional Services; Actual Costs.  Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing and additional repairs and maintenance.  Landlord shall charge Tenant, and Tenant shall pay Landlord, for any additional services, an amount equal to the actual, reasonable, out-of-pocket incremental extra costs to Landlord to provide the additional services, without markup for profit, overhead or administrative costs, but including, to the extent applicable, depreciation pertaining to increased use of certain equipment (“Actual Costs”).  Landlord shall, within ten (10) business days of receipt of a written request from Tenant, disclose to Tenant in writing the basis for the determination of the Actual Cost applicable to any such additional service provided by Landlord to Tenant.  In the event such disclosure by Landlord demonstrates that Landlord’s determination of Actual Costs was done unreasonably, then Actual Costs shall be adjusted to reflect what they should have been if Landlord had reasonable determined Actual Costs.  In the case of an increase in Actual costs resulting from such adjustment, Tenant shall pay Landlord the difference within thirty (30) days of demand therefor.  In the case of a decrease in Actual Costs resulting from such adjustment, Landlord shall pay to Tenant the difference within thirty (30) days of demand.  In the event that more than one tenant orders extra services or utilities in the Project, or if any cost item is applicable to more than one tenant, such cost shall, to the extent reasonably practical, be apportioned among such tenants in accordance with the ratios of the square footage in their respective premises.

.6Janitorial Service.  Landlord shall not be obligated to provide any janitorial services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises, and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Premises in a first-class manner consistent with the first-class nature of the Building and Project.  Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord and shall not be included in Operating Expenses payable by Tenant.  Tenant shall deposit trash as reasonably required in the area designated by Landlord from time to time.  All trash containers must be covered and stored in a manner to prevent the emanation of odors into the Premises or the Project.  Landlord shall have the right to inspect the Premises upon reasonable notice to Tenant and to require Tenant to provide additional cleaning, if necessary.  In the event Tenant shall fail to provide any of the services described in this Section 6.6 to be performed by Tenant within five (5) days after notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by

-21-	[Execution Original]

Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord.

.7Abatement of Rent When Tenant Is Prevented From Using Premises.  Notwithstanding anything to the contrary in this Lease, if Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the “Eligibility Period”) as a result of (i) any repair, maintenance or alteration performed or failed to be performed by Landlord after the Lease Commencement Date, including any Construction (as defined in Section 24.30 below), or (ii) any failure to provide to the Premises any of the essential utilities and services required to be provided in Sections 16.1(a) or 16.1(b) above, or (iii) any failure to provide access to the Premises including Tenant’s access to the Parking Facility, then Tenant’s obligation to pay Rent shall be abated or reduced, as the case may be, from and after the first (1st) day of the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises.  To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Article 11 or a taking pursuant to Article 12, then the Eligibility Period shall not be applicable.

1.REPAIRS

.1Tenant’s Repairs.  Subject, in all events, to reasonable wear and tear and damage by casualty and/or condemnation and Landlord’s repair obligations under this Lease, Tenant shall, at Tenant’s sole cost, (i) maintain and repair all portions of the HVAC, electrical, mechanical plumbing, life safety and lab systems from the point that such systems solely serves the Premises and all portions of all fume hoods and other exhaust systems (all such systems collectively being referred to as the “Premises Systems”) in good repair and condition and in a manner reasonably commensurate with the Comparable Buildings; and (ii) maintain and repair the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, and the floor and wall coverings of the interior of the Premises in good repair and condition, in a manner reasonably commensurate with the Comparable Buildings and in a clean, safe and neat condition (excluding portions of such areas that are part of the Building structure).  Landlord hereby assigns to Tenant on a non-exclusive basis with Landlord all existing and any future warranties with respect to the Premises and shall cooperate with Tenant, at no material out-of-pocket expense to Landlord, to enforce all such warranties.  Except as expressly set forth in this Lease, it is intended by the parties hereto that Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Premises, the improvements located therein or the equipment therein, or the Premises Systems whether structural or nonstructural (but excluding structural components of the Building which shall remain Landlord’s responsibility), all of which obligations are intended to be the expense of Tenant (whether or not such repairs, maintenance or restoration shall have an expected life extending beyond the Term).  Tenant’s maintenance of the Premises Systems shall comply with the manufacturers’ recommended operating and maintenance procedures.  To the extent Tenant does not elect to perform such maintenance with its qualified personnel, Tenant shall enter into and pay for maintenance contracts (in forms reasonably satisfactory to Landlord, which may require, without limitation, that any third-party contractor provide Landlord with evidence of insurance as reasonably required by Landlord) for the Premises Systems in accordance with the manufacturers’ recommended operating and maintenance procedures.  Such maintenance contracts shall be with reputable contractors, reasonably satisfactory to Landlord, who shall have commercially reasonable experience in maintaining such systems in the Premises Systems they are maintaining.   Upon Landlord’s request, Tenant shall provide maintenance reports from any such contractors to the extent received by Tenant from such contractors.  Tenant shall be solely responsible for the cost of all improvements or alterations to the Premises or the Premises Systems required by law to the extent not part of the Base, Shell and Core (as defined in the Work Letter).  Notwithstanding the foregoing, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.  In addition, in the event Tenant has not provided Landlord with evidence that Tenant has entered into such service contracts to the extent required hereunder, Landlord reserves the right, upon notice to Tenant and the continued failure of Tenant to procure same, to procure and maintain any or all of such service contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the Actual Costs thereof and Tenant shall be relieved of the

-22-	[Execution Original]

requirement to maintain such contracts hereunder.  Notwithstanding anything to the contrary in this Article 7, Tenant’s repair and maintenance obligations herein shall not include the investigation, monitoring, remediation, detoxification, mitigation, removal and/or other clean-up of any Hazardous Materials, except as required as part of Tenant’s obligations under Article 5 hereof. In no event shall Operating Expenses payable by Tenant include any matters which are the responsibility of Tenant hereunder or as described in Section 4.2.3(i) of this Lease if and to the extent self-managed or maintained by Tenant at its election.

.2Landlord’s Repairs.  Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 below, Landlord shall repair and maintain the structural portions of the Building, including the mechanical, plumbing, elevator, HVAC and electrical systems serving the Building and not located in and exclusively serving the Premises; provided, however, to the extent such maintenance and repairs are caused by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees in breach of its obligations under this Lease without concurrent negligence or intentional misconduct by Landlord or its agents, Tenant shall pay to Landlord as Additional Rent, the Actual Cost of such maintenance and repairs (or equitable share thereof based on any concurrent negligence or intentional misconduct by Landlord or its agents).  Except as expressly set forth in this Lease, Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance.  Except as expressly set forth in this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein.  Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

1.ADDITIONS AND ALTERATIONS

.1Landlord’s Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises.  Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of three percent (3%) of the cost of the Alterations.  The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8 and shall not be deemed “Alterations”.  Notwithstanding the foregoing to the contrary, Landlord’s prior consent shall not be required with respect to any interior Alterations to the Premises which (i) cost less than Two Hundred Thousand Dollars ($200,000.00) for any one (1) job, (ii) do not require a building permit and (iii) do not affect the Systems and Equipment nor the structural elements of the Building; such alterations shall not be subject to Landlord’s supervision fee.

.2Manner of Construction.  Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord which shall not be unreasonably withheld, conditioned or delayed (and Landlord’s failure to respond within ten (10) business days to a written request for approval shall, if such failure continues for an additional two (2) business days after Tenant’s second written request, be deemed approval); provided, however, Landlord may impose such requirements as Landlord may determine, in its commercially reasonable discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work).  Tenant shall construct such Alterations and perform such repairs in compliance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s reasonable construction rules and regulations.  Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of

-23-	[Execution Original]

governmental agencies or authorities.  All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work.  Tenant shall cause all Alterations to be performed in such manner as not to obstruct access by any person to the Building or Project or the common areas, and as not to obstruct the business of Landlord or other tenants of the Project, or interfere with the labor force working at the Project.  If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof.  Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

.3Landlord’s Property.  All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises (including, but not limited to, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, built-in laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits), shall be at the sole cost of Tenant, and shall be and become the property of Landlord.  Furthermore, Landlord may require that Tenant remove any Alterations, improvements, fixtures and/or equipment  upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal (provided that Landlord so designates at the time that Landlord consents to such Alteration (or at the time Tenant notifies Landlord of Alterations not requiring Landlord’s consent) but Landlord will only be required to so designate in the event Tenant requests, in Tenant’s request for such consent (or Tenant’s notice to Landlord with respect to Alterations not requiring Landlord’s consent), that Landlord make such determination).  Notwithstanding anything above to the contrary, Tenant shall have the right to remove any non-affixed fixtures, equipment, or Alterations from the Premises which have been paid solely by Tenant’s funds (and repair any damage to the Premises caused by such removal).  If Tenant fails to complete such removal and/or to repair by the end of the Lease Term (plus a reasonable cure period not to exceed five (5) business days), Landlord may do so and may charge the cost thereof to Tenant.  Notwithstanding any other provision of this Article 8 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.  Tenant shall have no obligation to remove (nor shall Tenant remove) any of the Tenant Improvements.

.4Wi-Fi Network.  Without limiting the generality of the foregoing, if Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.4 (in addition to the other provisions of this Article 8).  In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, Tenant shall, in accordance with Article 15 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease.  Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Project or with any other tenant’s communication equipment, who, in each case, are bound by the same restrictions on interference under their leases at the Project, and not to damage the Building or Project or interfere with the normal operation of the  Building or Project, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) for property damage and personal injury arising out of Tenant’s failure to comply with the provisions of this Section 8.4, except to the extent same is caused by the negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease).  Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference.  If such interference continues after such three (3) day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction.  Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and Project and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network; provided, however, that Landlord will use commercially reasonable efforts to assist Tenant in resolving such interference.  Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance.  Tenant shall (i) be solely

-24-	[Execution Original]

responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to the Building or Project, including without limitation, Building or Project systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network.  The mere appearance of Tenant’s Wi-Fi Network outside the Premises shall not be deemed interference or a violation of this Section.  Tenant shall have the right to select, and contract directly with, communications vendors to the extent required to support Tenant’s business operation from the Premises, subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed).  Such communications vendors shall be allowed reasonable access to the Project site and Premises free of any separate cost for access.

1.COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only.  Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens.  Tenant shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant shall cause it to be released and removed of record or bonded over within twenty (20) days of imposition, provided that Landlord shall promptly inform Tenant if Landlord becomes actually aware of such lien.  If any such lien is not released and removed or bonded over within said 20-day period, then Landlord may, at its option, take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, reasonably incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be due and payable by Tenant within thirty (30) days of demand accompanied by appropriate backup.  In the event that Tenant leases or finances the acquisition of equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Premises be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant.  Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) business days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises.  Landlord shall upon the written request of Tenant execute and deliver commercially reasonable waivers as may be requested by any lender providing equipment leasing or other financing to Tenant secured by Tenant’s personal property located in the Premises.

1.INDEMNIFICATION AND INSURANCE

.1Indemnification and Waiver.  Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises (unless caused by the negligence or willful misconduct of Landlord or any Landlord Party or Landlord’s breach of this Lease) and agrees that Landlord and the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Parties.

-25-	[Execution Original]

Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) for personal injury and property damage (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), due to the acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Building and Project, but only to the extent Tenant’s liability is not waived and released by Landlord pursuant to the terms of Section 10.4 of this Lease; provided, however, that Tenant’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Landlord or any Landlord Parties.  Notwithstanding anything in this Section 10.1 to the contrary, the foregoing assumption of risk, release and indemnity shall not apply to any Claims to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Parties (collectively, the “Excluded Claims”), and Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s officers, agents and employees (collectively, “Tenant Parties”) from and against any such Excluded Claims, but only to the extent Landlord’s liability is not waived and released by Tenant pursuant to the terms of Section 10.4 of this Lease (provided, however, that Landlord’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Tenant or any Tenant Parties).  Each party’s agreement to indemnify the other pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by the indemnifying party pursuant to the provisions of this Lease.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.  Notwithstanding anything in this Lease to the contrary but subject to Section 6.7 and Landlord’s indemnity obligations in this Lease, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research or intellectual property, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, malfunctioning lab systems including any malfunction of the central plant systems, roof leaks or stoppages of lines).  Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described above.

.2Tenant’s Compliance with Landlord’s Fire and Casualty Insurance.  Tenant shall, at Tenant’s expense, comply as to the Premises with all commercially reasonable insurance company requirements pertaining to the use of the Premises.  If Tenant’s conduct or use of the Premises (other than for the Permitted Use) causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all commercially reasonable rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

.3Tenant’s Insurance.  Tenant shall maintain the following coverages in the following amounts:

.3.1Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, covering the insuring provisions of this Lease and, to the extent consistent with insurance industry custom and practice, the performance by Tenant of the indemnity agreements set forth in Section 10.1 above (and liquor liability coverage if alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and	$10,000,000 each occurrence
Property Damage Liability	$10,000,000 annual aggregate

Personal Injury Liability	$10,000,000 each occurrence
$10,000,000 annual aggregate

.3.2Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises.  Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the

-26-	[Execution Original]

covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

.3.3Workers’ compensation insurance as required by law.

.3.4Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

.3.5Tenant shall carry commercial automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

.3.6Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance (except for worker’s compensation) shall:  (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 above (to the extent generally available in such coverage); (iii) be issued by an insurance company having a rating of not less than A–/VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) to the extent reasonably available based on then insurance industry custom and practices, provide that said insurance shall not be canceled or coverage changed unless ten (10) days’ prior written notice shall have been given to Tenant (and Tenant shall use good faith efforts to so notify Landlord thereafter); (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1, 10.3.2 and 10.3.4 above, have deductible amounts not exceeding Fifty Thousand Dollars ($50,000.00).  Tenant shall deliver such policies or certificates thereof to Landlord on or before the Phase 1 Premises Delivery Date and Phase 2 Premises Delivery Date (as the case may be) and at least five (5) days before the expiration dates thereof.  If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.  Tenant shall have the right to carry the insurance required hereunder in the form of blanket and/or umbrella policies.

.4Subrogation.  Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided, however, that the foregoing waiver shall not apply to the extent of Tenant’s or Landlord’s obligation to pay deductibles under any such policies and this Lease.  By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors or invitees.  The foregoing waiver by Tenant shall also inure to the benefit of Landlord’s management agent for the Building.

.5Landlord’s Insurance.  During the Lease Term, Landlord, as part of Operating Expenses, shall maintain property insurance covering the Project (excluding the property which Tenant is obligated to insure pursuant to the terms hereof) in the amount of the full replacement cost thereof.  Such policy shall provide protection against “all risk of physical loss”.  Such insurance shall be in such amounts and with such deductibles as Landlord reasonably deems appropriate but substantially consistent with the insurance maintained by other institutional owners of projects comparable to the Project in the general vicinity of the Project.  Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as Landlord or Landlord’s mortgagees or deed of trust beneficiaries may determine prudent.  Notwithstanding any contribution by Tenant to the cost of insurance as provided in this Lease, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies maintained by Landlord

-27-	[Execution Original]

except under Section 24.14 titled “Landlord Exculpation and Consequential Damages” and will not be named as an additional insured thereunder.

1.DAMAGE AND DESTRUCTION

.1Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any common areas of the Building or Project serving or providing access to the Premises shall be damaged by fire or other casualty, within sixty (60) days after the damage, Landlord shall provide Tenant with a written notice providing Tenant with the estimated date of completion of the repairs (the “Estimated Completion Date”).  Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas.  Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project and/or the Building, or the lessor of a ground or underlying lease with respect to the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall put into a third party escrow account reasonably acceptable to Landlord (which escrow shall be jointly paid for by Landlord and Tenant) for distribution to Landlord (or to any party designated by Landlord) on a progress payment basis upon receipt of the appropriate conditional and/or unconditional lien releases, all insurance proceeds paid to Tenant under Tenant’s insurance required under Section 10.3 of this Lease with respect to such damage (the “Escrow Account”), and Landlord shall repair any injury or damage to the Tenant Improvements and Alterations installed in the Premises and shall return such Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the incremental cost differential of such repairs shall be paid by Tenant into the Escrow Account prior to Landlord’s commencement of repair of the damage, provided that Tenant may elect to eliminate any Alterations performed and paid for by Tenant as part of such restoration and no funds will be required from Tenant for the restoration or repair of any such Alterations.  In connection with such repairs and replacements of any such Tenant Improvements and Alterations, Tenant shall, prior to Landlord’s commencement of such improvement work, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy  for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.

.2Landlord’s Option to Repair.  Notwithstanding Section 11.1 above to the contrary, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present:  (i) repairs cannot reasonably be substantially completed within two hundred ten (210) days after the date of such damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project and/or the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies.  In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last year of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage, in which event this Lease shall cease and terminate as of the date of such notice.  Upon any such termination

-28-	[Execution Original]

of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be discharged of all further obligations under this Lease, except for those obligations which expressly survive the expiration or earlier termination of the Lease Term.  Tenant shall have the right to terminate this Lease due to a casualty if: (i) Landlord fails to restore the Premises within a period which is sixty (60) days longer than the Estimated Completion Date stated in Landlord’s notice to Tenant as the estimated rebuilding period (which sixty (60) day period shall be deemed extended due to Force Majeure delays and/or delays caused by Tenant); (ii) the Estimated Completion Date is more than two hundred ten (210) days following the damage; or (iii) material damage occurs within the last year of the Term to the extent that in Tenant’s judgment it cannot effectively operate its business in the Premises.

.3Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

1.CONDEMNATION

.1Permanent Taking.  If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, and if as a result thereof Tenant cannot conduct its business operations in materially the same manner such business operations were conducted prior to such taking, Landlord and Tenant shall each have the option to terminate this Lease on ninety (90) days’ notice to the other party effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and  Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant or is otherwise separately identifiable.  Notwithstanding anything in this Article 13 to the contrary, Landlord and Tenant shall each be entitled to receive fifty percent (50%) of the “bonus value” of the leasehold estate in connection therewith, which bonus value shall be equal to the difference between the Rent payable under this Lease and the sum established by the condemning authority as the award for compensation.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.  Landlord and Tenant each hereby waive any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

.2Temporary Taking.  Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of ninety (90) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises; provided, however, in the event that Tenant is prevented (from an objective, biotechnology/life sciences tenant perspective) from conducting, and does not conduct, its business from any portion of the Premises for the period of such taking, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time as Tenant is so prevented (again, from an objective, biotechnology/life sciences tenant perspective) from effectively conducting its business therein (and Tenant does not conduct business in the Premises), the Base Rent and the Additional Rent for the entire Premises shall be abated.

-29-	[Execution Original]

1.COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

1.ASSIGNMENT AND SUBLETTING

.1Transfers.  Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof (which Landlord shall treat as confidential and shall not disclose), and (v) a list of Hazardous Materials, certified by the proposed Transferee to be true and correct, that the proposed Transferee intends to use or store in the Premises.  Landlord shall grant or withhold consent to the proposed Transfer within ten (10) business days (the “Transfer Review Period”) after Landlord’s receipt of the applicable Transfer Notice.  In the event that Landlord fails to notify Tenant in writing of such consent or denial of consent within such Transfer Review Period and if such failure continues for an additional one (1) business day after Tenant’s second Transfer Notice pertaining to such Transfer, Landlord shall be deemed to have approved such Transfer.  Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.

.2Landlord’s Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer on the terms specified in the Transfer Notice.  The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Project;

.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

.2.3The Transferee is either a governmental agency or instrumentality thereof; provided, however, it shall be unreasonable for Landlord to withhold its consent to a Transfer pursuant to the terms of this Section 14.2.3 to the extent Landlord has leased or has permitted the lease of space in the Project to a comparable (in terms of security, foot traffic, prestige, eminent domain and function oriented issues) governmental agency or instrumentality thereof in comparably located space of comparable size;

.2.4The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

-30-	[Execution Original]

.2.5In the case of (i) an assignment, or (ii) a sublease of greater than 40,000 rentable square feet of space (other than to an Affiliate), the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

.2.6The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease; or

.2.7The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

.2.8The proposed Transferee either (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time and Landlord, in each such case, has space reasonably comparable to the Subject Space available for lease to such Transferee.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee; provided, however, with respect to any sublease of thirty-six (36) months or less, Tenant shall only be required to pay Landlord twenty-five percent (25%) of any such Transfer Premium.  “Transfer Premium” shall mean all rent, additional rent or other consideration if and when received by Tenant in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any space planning, architectural or design fees or other expenses incurred in marketing such space or in connection with such Transfer, (iii) any improvement allowance, rent abatement or other monetary concessions provided by Tenant to the Transferee, (iv) any brokerage commissions incurred by Tenant in connection with the Transfer, (v) any attorneys’ fees incurred by Tenant in connection with the Transfer, (vi) any lease takeover costs incurred by Tenant in connection with the Transfer, (vii) any costs of advertising the space which is the subject of the Transfer, (viii) any review and processing fees paid to Landlord in connection with such Transfer, and (ix) the amortization of the fair market value of any new furniture which is included as part of the Transfer (collectively, “Subleasing Costs”).  Other consideration to be included in the calculation of any Transfer Premium shall include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred or leased by Tenant to Transferee in connection with such Transfer.  In addition, in the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), the Rent paid for the Subject Space by Tenant, and the Rent paid by the Transferee, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and improvement allowance; provided, however, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all Subleasing Costs allocable to the Subject Space.

.4Intentionally Omitted.

.5Effect of Transfer.  If Landlord consents to a Transfer: (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord; and

-31-	[Execution Original]

(iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If, following any such audit by Landlord, Landlord and Tenant dispute the amount of any Transfer Premium, then Landlord and Tenant shall mutually and reasonably select an independent third-party certified public accountant to audit the books, records and papers of Tenant relating to any Transfer and to make a final determination of any Transfer Premium amount.   If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall reimburse Landlord’s costs of such audit; provided, however, Tenant shall not be required to reimburse any portion of Landlord’s costs of such audit (and the cost of any independent third-party accountant) to the extent the same exceed the dollar amount of such deficiency (i.e., if the deficiency is equal to $1,000, and such deficiency represents an understatement of the Transfer Premium of more than three percent (3%), then Tenant’s reimbursement obligation shall be limited to $1,000 for the cost of such audit plus $1,000 for the actual deficiency, for a total of $2,000).

.6Additional Transfers.  The terms of this Section 14.6 shall not be applicable to Original Tenant (as defined below).  For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

.7Affiliated Companies/Restructuring of Business Organization.  Neither (A) the assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant in one or a series of transactions, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”), nor (B) any transfer of the stock of Tenant, shall be deemed a Transfer under this Article 14, provided that:

.7.1Any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 14;

.7.2Tenant notifies Landlord of any such assignment or sublease (which written notification shall be given not less than ten (10) days prior to the effective date of such assignment or sublease, if reasonably practicable and not a breach of confidentiality or in violation of applicable laws, but in any event within five (5) days after the effective date of such assignment or sublease), and promptly supplies Landlord with any material documents or information reasonably requested by Landlord regarding such assignment or sublease or such transferee (and Tenant may request, as a condition to supplying such documents or information, that Landlord enter into a commercially reasonable confidentiality agreement prior to receiving such documents or information);

.7.3Tenant or any such Affiliate has, following the effective date of any such assignment, sublease, financing or public offering, a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles, which is equal to or greater than Tenant as of the date of this Lease; and

.7.4Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

An Affiliate that is an assignee of Original Tenant’s entire interest in this Lease may be referred to as an “Affiliate Assignee.”

-32-	[Execution Original]

.8Pre-Approved Occupancy.  Notwithstanding anything to the contrary contained in this Article 14, Tenant may sublease, license or otherwise allow to be occupied up to a total of twenty percent (20%) of the Premises (provided that the total amount of the Premises subject to the terms of this Section 14.8 at any one time shall not exceed, in the aggregate, twenty percent (20%) of the Premises without such sublease, license or occupancy being a Transfer), provided that Tenant notifies Landlord of any such sublease, license or occupancy and promptly supplies Landlord with a copy of all applicable documentation, but only to the extent such sublease, license or occupancy (hereinafter, the “Pre-Approved Occupancy”) is for the use of individual offices and other spaces within the Premises on an undemised basis by Affiliates, or by Tenant’s clients or other person or entity that has a business relationship with Tenant; provided, however, that any subtenant, licensee or occupant pursuant to the terms of this Section 14.8 must nevertheless be of a character and reputation consistent with the quality of the Project.  The rights set forth in this Section 14.8 are personal to the Original Tenant and any Affiliate Assignee, and may only be exercised to the extent the Original Tenant or any Affiliate Assignee, as the case may be, (A) is not then in Economic Default under this Lease (beyond any applicable notice and cure period), and (B) is then in occupancy of at least fifty percent (50%) of the space then leased by Tenant in the Project.

1.SURRENDER; OWNERSHIP AND REMOVAL OF PERSONAL PROPERTY

.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Tenant’s obligations may also include satisfying Landlord’s commercially reasonable procedures regarding the cleaning of any lab systems and sealing any connection points of any such lab systems to the Premises, all at Tenant’s sole cost and expense.  Provided Landlord has delivered to Tenant promptly following receipt by Landlord and in no event later than the date upon which delivery of the Premises to Tenant occurs, an environmental assessment of the Premises (the “Baseline Report”), then, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey to the extent any such condition was not described in the Baseline Report and did not otherwise exist prior to Tenant’s occupancy of the Premises, and compliance with any recommendations set forth in the Exit Survey.  Tenant shall, upon the expiration or earlier termination of this Lease, furnish to Landlord evidence that Tenant has closed all governmental permits and licenses, if any, issued in connection with Tenant’s or Tenant’s Parties’ activities at the Premises.  If any such governmental permits or licenses have been issued and Tenant fails to provide evidence of such closure on or before the expiration or earlier termination of this Lease, then until Tenant does so, the holdover provisions of Article 16 of this Lease shall apply.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion,

-33-	[Execution Original]

require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.  Tenant’s obligations under this Section 15.2 shall survive the expiration or earlier termination of this Lease.

1.HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to the product of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to (A) one hundred twenty percent (120%) during the first three (3) months immediately following the expiration or earlier termination of the Lease Term, (B) one hundred thirty percent (130%) during the fourth (4th) month immediately following the expiration or earlier termination of the Lease Term, and (C) one hundred forty percent (140%) thereafter.  Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises after the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; provided, however, upon entering into a third-party lease which affects all or any portion of the Premises, Landlord shall deliver written notice (the “New Lease Notice”) of such lease to Tenant and the terms of the foregoing indemnity shall not be effective until the later of (i) the date that occurs thirty (30) days following the date Landlord delivers such New Lease Notice to Tenant, and (ii) the date which occurs thirty (30) days after the termination or expiration of this Lease.  Landlord hereby agrees that it will not pursue legal action to remove Tenant from the Premises unless Tenant fails to surrender the Premises within thirty (30) days after the termination or expiration of this Lease.

1.ESTOPPEL CERTIFICATES

.1Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.  Upon request from time to time (but not more frequently than once per year absent a proposed sale or financing of the Project), Tenant agrees to provide to Landlord, within ten (10) business days after Landlord’s delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request; provided that Landlord has executed Tenant’s customary and commercially reasonable non-disclosure agreement. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease is publicly traded on a national stock exchange, (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed to joint filings with an entity that controls Tenant or is under common control with Tenant), and (iii) Tenant’s financial statements are readily available to the public, then Tenant’s obligation to its most recent current financial statement shall be deemed satisfied.

-34-	[Execution Original]

1.SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (collectively referred to as “Landlord’s Mortgagee”), require in writing that this Lease be superior thereto.  Landlord’s delivery to Tenant of a commercially reasonable, recordable, non-disturbance agreement(s) (the “Nondisturbance Agreement”), which Nondisturbance Agreement shall provide, without limitation, that Landlord’s Mortgagee recognize any express rental offset rights set forth in this Lease, all rental abatement provided to Tenant under this Lease, and the payment by Landlord of any improvement or other allowances and commissions in favor of Tenant, from any ground lessor, mortgage holders or lien holders of Landlord who later come into existence at any time prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to subordinate this Lease to Landlord’s Mortgagee.  Landlord shall secure and deliver to Tenant a Non-Disturbance Agreements from, and executed by, all current Landlord’s Mortgagees (if any) for the benefit of Tenant within thirty (30) days following the full execution and delivery of this Lease.  Subject to Tenant’s receipt of such Nondisturbance Agreement, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant is not in default under the terms of this Lease (beyond any applicable notice and cure period).  Landlord’s interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases in accordance with the terms and conditions of this Article 18 provided the same do not increase the obligations of Tenant, or decrease the benefits to Tenant, under this Lease in any material respect.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

1.TENANT’S DEFAULTS; LANDLORD’S REMEDIES

.1Events of Default by Tenant.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

.1.1Any failure by Tenant to pay any Rent or any other amount owing to Landlord under this Lease, or any part thereof, when due unless such failure is cured within ten (10) business days after notice; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

.1.2Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant (other than the payment of Base Rent or Additional Rent) where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible.

-35-	[Execution Original]

.1.3Tenant fails to deliver an estoppel certificate in accordance with Article 17 following a second request from Landlord and the passage of five (5) business days.

.2Landlord’s Remedies Upon Default.  Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(i)the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

(v)at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 above.  As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

.2.3Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes).  In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired.  Any such actions undertaken by Landlord pursuant to the foregoing provisions of this

-36-	[Execution Original]

Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

.3Payment by Tenant.  Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended.  Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

.4Sublessees of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

.5Waiver of Default.  No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained.  Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default.  The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

.6Efforts to Relet.  For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder.  The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

.7Landlord Default.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

1.SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary.  The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term.  If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default.  If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit

-37-	[Execution Original]

to its original amount, and Tenant’s failure to do so shall be a default under this Lease.  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term.  Tenant shall not be entitled to any interest on the Security Deposit.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.  In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

1.COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”).  At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises for other than the Permitted Use, (ii) the Alterations or Tenant Improvements in the Premises, or (iii) the Base, Shell and Core but only to the extent such obligations are triggered by Tenant’s Alterations, the Tenant Improvements, or use of the Premises for other than the Permitted Use; provided, however, in connection with the foregoing, Landlord shall not initiate an action to formally and legally change the scope and application of an Applicable Law, so that such Applicable Law then applies to Tenant pursuant to item (i), (ii) or (iii), above.  The final, non-appealable judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base, Shell and Core, the Parking Facility and the other common areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease.

1.ENTRY BY LANDLORD

Subject to Tenant’s reasonably established security requirements (which must provide for Emergency contingencies) and the coordination of any such entry with Tenant’s security personnel and Landlord’s compliance with all reasonable security and safety protocols adopted by Tenant, including the use of a Tenant escort if such escort is available at the time of Landlord’s intended entry in the Premises (subject to such Emergency contingencies), Landlord reserves the right, following not less than two (2) business days prior written notice to Tenant (except in the case of an Emergency)  at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least forty-eight (48) hours prior notice to Tenant (except in the case of an Emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during  the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s Systems and Equipment, to the extent required or expressly permitted pursuant to the terms and conditions of this Lease.  Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) if and to the extent otherwise permitted under the terms of this Lease, perform any covenants of Tenant which Tenant fails to perform pursuant to the terms of this Lease.  Landlord may make any  such entries without the abatement of Rent, except as otherwise provided in this Lease, and may  take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (i) Emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably

-38-	[Execution Original]

interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical.  With respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises.  Except as otherwise set forth in Section 19.8 of this Lease, above, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to Applicable Law for personal injury and property damage to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant.  In an Emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Notwithstanding anything to the contrary set forth in this Article 22, Tenant may designate certain limited areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information.  In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an Emergency.  Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building structure and/or the Building Systems; (ii) as required by Applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. As used herein, the term “Emergency” shall mean an event threatening immediate and material danger to people or property located in the Project or Premises, as the case may be, or immediate and material damage to the Premises, Project, Building Systems and Equipment, Building structure, Tennant Improvements and/or Alterations.

1.PARKING

Throughout the Lease Term, Tenant shall rent from Landlord, on a “first-come, first-serve” basis, in common with other tenants of the Building, the number of unreserved parking spaces set forth in Section 12 of the Summary, which unreserved parking spaces are located in the Parking Facility servicing the Building as shall be reasonably designated by Landlord from time to time for unreserved parking for the tenants of the Building.  As of the date hereof, the charge for unreserved parking is Fifty Dollars ($50.00) per parking space per month; provided that such charge for parking shall not be subject to increase during the first five (5) years of the Lease Term, and thereafter subject to annual increases in an amount consistent with Comparable Buildings, not to exceed an annual increase of 3% over the then-current per parking space charge.  Tenant’s continued right to use the parking spaces is conditioned upon (i) Tenant abiding by (A) the Parking Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit D and all reasonable modifications and additions thereto which are prescribed from time to time for the orderly operation and use of the Parking Facility by Landlord, and/or Landlord’s Parking Operator (as defined below), and (B) all recorded covenants, conditions and restrictions affecting the Building, and (ii) upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with the Parking Rules and Regulations (and all such modifications and additions thereto, as the case may be), any such other rules and regulations and covenants, conditions and restrictions.  So long as the same does not result in a Tenant Impact (including Tenant being provided with the number of parking spaces to which Tenant is entitled under this Lease), (a) Landlord specifically reserves the right to change the size, configuration, design, layout, location and all other aspects of the Parking Facility (including without limitation, implementing paid visitor parking), and (b) Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Parking Facility.  Landlord may delegate its responsibilities hereunder to a parking operator (the “Parking Operator”) in which case the Parking Operator shall have all the rights of control attributed hereby to Landlord.  Any parking tax or other charges imposed by governmental authorities in connection with the use of such parking shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within thirty (30) days after Landlord’s written notice therefor accompanied by reasonable backup.  The parking rights provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel and such rights may not be transferred, assigned, subleased or otherwise

-39-	[Execution Original]

alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above.  All visitor parking by Tenant’s visitors shall be subject to availability, as reasonably determined by Landlord (and/or the Parking Operator, as the case may be), parking in such visitor parking areas as may be designated by Landlord (and/or the Parking Operator from time to time, and payment by such visitors of the prevailing visitor parking rate (if any) charged by Landlord (and/or the Parking Operator) from time to time.

1.MISCELLANEOUS PROVISIONS

.1Terms; Captions.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

.2Binding Effect.  Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

.3No Waiver.  No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

.4Modification of Lease.  If any current or prospective mortgagee or ground lessor for the Project requires modifications to this Lease, which modifications will not cause an increased cost or expense to Tenant or in any other way adversely (other than adversely in a non-material manner) change the rights and obligations of Tenant hereunder, without resulting in a Tenant Impact, then and in such event, then Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within twenty (20) days following a request therefor.  If Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant shall execute such short form of Lease (provided that such form is in a commercially reasonable form and factually accurate) and to deliver the same to Landlord within twenty (20) days following the request therefor.

.5Transfer of Landlord’s Interest.  Landlord has the right to transfer all or any portion of its interest in the Project, the Building and/or in this Lease, and upon any such transfer, Landlord shall automatically be released from all liability under this Lease for matters arising after such transfer and Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, so long as such transferee has assumed Landlord’s obligations hereunder in writing.  The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  Landlord may also assign its interest in this Lease to a mortgage lender as additional security but such assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.  None of Landlord or its partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, member, director, officer, employee or agent of Landlord or any of Landlord’s affiliates.  No partner, shareholder, director, officer, employee, member or agent of Landlord or Tenant or any of their affiliates shall be sued or named as a party in any

-40-	[Execution Original]

suit or action, and service of process shall not be made against any partner or member of Landlord or Tenant except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable.  No partner, shareholder, director, officer, employee, member or agent of Landlord or Tenant or any of their affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or Tenant or any of their affiliates.

.6Prohibition Against Recording.  Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

.7Landlord’s Title; Air Rights.  Landlord’s title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

.8Tenant’s Signs.  Tenant shall be entitled, at its sole cost and expense, to one (1) identification sign on or near the entry doors of the Premises and for multi-tenant floors (if any) on which the Premises are located, one (1) identification or directional sign, as designated by Landlord, in the elevator lobby on the floor on which the Premises are located.  Such signs shall be installed by a signage contractor designated by Landlord.  The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion.  Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.  Except for such identification signs, Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Project.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

.9Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

.10Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

.11Time of Essence.  Time is of the essence of this Lease and each of its provisions.

.12Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

.13No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

-41-	[Execution Original]

.14Landlord Exculpation and Consequential Damages.  Notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties under this Lease (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to the ownership interest of Landlord in the Project (including any insurance and other proceeds thereof), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  Except as expressly set forth in this Lease, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising out of this Lease including lost profits.

.15Entire Agreement.  There are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

.16Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Building and/or any other portion of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or the Project.

.17Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant’s obligations under the Tenant Work Letter and Landlord’s obligations to timely pay any amounts due from Landlord under this Lease  (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

.18Waiver of Redemption by Tenant.  Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

.19Notices.  All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested, (B) delivered by a nationally recognized overnight courier, or (C) delivered personally or sent by overnight courier services that provides for proof of delivery (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given on the date it is mailed as provided in this Section 24.19, the date overnight courier delivery is made or upon the date personal delivery is made or rejected.  If Tenant is notified of the identity and address of Landlord’s mortgagee or ground lessor, Tenant shall give to such mortgagee or ground lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

-42-	[Execution Original]

.20Joint and Several.  If there is more than one person or entity executing this Lease as Tenant, the obligations imposed upon such persons and entities under this Lease are and shall be joint and several.

.21Representations.  Each of Landlord and Tenant guarantees, warrants and represents that (a) it is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) it has and is duly qualified to do business in the state in which the Project is located, (c) it has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of it is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which it is constituted or to which it is a party.

.22Jury Trial; Attorneys’ Fees.  IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY.  In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

.23Governing Law.  This Lease shall be construed and enforced in accordance with the laws of the State of California.

.24Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

.25Brokers.  Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the “Brokers”), whose commissions shall be paid by Landlord pursuant to separate agreements, and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Lease other than the Brokers.

.26Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

.27Building Name and Signage.  Landlord shall have the right at any time to change the name(s) of the Building and Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and any portion of the Project as Landlord may, in Landlord’s sole discretion, desire.  Tenant shall not use the names of the Building or the Project or use pictures or illustrations of the Building or the Project in advertising or other publicity, without the prior written consent of Landlord.

.28Building Directory.  If the Building contains a tenant name directory, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory.  The initial cost of such directory signage shall be paid for by Landlord, but any subsequent charges thereto shall be at Tenant’s cost.

-43-	[Execution Original]

.29Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s accountants, brokers, corporate board, attorneys, consultants, shareholders, potential assignees or subtenants or any public reporting requirements or if Tenant is otherwise required to disclose any such information as required by any applicable law, ruling, regulation or order. Notwithstanding the foregoing, Landlord acknowledges that Tenant is a “reporting company” under applicable Law and required to publicly file with, and report to, the Securities and Exchange Commission (the “SEC”) with respect to certain information that may include information regarding this Lease.  Landlord agrees that Tenant’s disclosure of any information regarding this Lease pursuant to the requirements of the SEC, including the filing of this Lease with the SEC, or otherwise as required under applicable Law is expressly permitted under the terms of this Lease.

.30Landlord’s Construction.  Except as specifically set forth in this Lease or in the Tenant Work Letter: (i) Landlord has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, the Project, or any part thereof; and (ii) no representations or warranties respecting the condition of the Premises, the Building or the Project have been made by Landlord to Tenant.  Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Building, the Premises and/or the Project, including without limitation, landscaping and tenant improvements for premises for other tenants and, at Landlord’s sole election, such other buildings, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the “Construction”).  In connection with such Construction, Landlord may, among other things, temporarily erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building and/or the Project, which work may create noise, dust or leave debris in the Building and/or the Project.  Subject to Section 6.7 above, and Landlord’s indemnity obligations in this Lease, Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Landlord reserves full control over the Project to the extent not inconsistent with Tenant’s enjoyment the same as provided in this Lease.  This reservation includes Landlord’s right to subdivide the Project and convert portions of the Project to condominium units, change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties and maintain or establish ownership of the Buildings separate from the fee title to the Project; provided, however, in each instance that it does not result in any Tenant Impact.

.31Emergency Generator; Bulk Lab Gas Tanks; and Trenching. Subject to Landlord’s approval, which shall not be unreasonably withheld or delayed, Tenant may install, for Tenant’s own use, without the payment of any Rent or a license or similar fee or charge, communications systems, back-up generators, bulk laboratory gas tanks, and other equipment related thereto (all such equipment defined collectively as the “Additional Equipment”) in a location to be mutual and reasonably determined by Landlord and Tenant.  The physical appearance and the size of the location housing the Additional Equipment shall be subject to Landlord’s reasonable approval, and Landlord may require Tenant to install screening around such Additional Equipment area, at Tenant’s sole cost and expense, as reasonably designated by Landlord; provided, however, that to the extent such Additional Equipment area is located on Project parking areas, the number of spaces so used shall commensurately reduce Landlord’s obligation to provide a particular number of spaces to Tenant as otherwise set forth in this Lease.  Tenant shall maintain such Additional Equipment, at Tenant’s sole cost and expense.  In the event Tenant elects to exercise its right to install such Additional Equipment other than as part of the Tenant Improvements in accordance with the Work Letter, then Tenant shall give Landlord no less than forty-five (45) days prior written notice thereof and, in such event, Tenant shall reimburse to Landlord the Actual Costs reasonably incurred by Landlord in reviewing and approving (or disapproving) such Additional Equipment.  Tenant shall remove such Additional Equipment upon the expiration or earlier termination of this Lease and shall repair any damage to the Building or the Project caused by such removal and return the affected portion of the Building and Project to the condition existing prior to the installation of such Additional Equipment, reasonable wear and tear excepted.  Such Additional Equipment shall be installed pursuant to plans and specifications approved by Landlord, which approval will not be unreasonably withheld.  Such Additional Equipment shall, in all instances, comply with the CC&R’s and all applicable governmental laws, codes, rules and regulations.  In addition, Tenant shall have the right to trench (subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed) in order to install reasonable conduit through which to “hard wire” voice and data transmissions.  Such trenching and installation shall be completed pursuant to specifications mutually and reasonably

-44-	[Execution Original]

developed by Landlord and Tenant.  Notwithstanding the terms of Section 15.2 of this Lease, Tenant shall not be required to remove any underground conduit (and any cable or other equipment located therein) and restore the affected area to its original condition at the expiration or earlier termination Lease Term.  Tenant’s indemnity obligations shall apply to such Additional Equipment.

.32Net Lease.  This Lease shall be deemed and construed to be an “absolute net lease” and, except as herein expressly provided, Landlord shall receive all payments required to be made by Tenant free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever.  Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises except as specifically provided herein.

.33Access Control.  Landlord shall provide certain access control services for the Building on a 24 hours a day, 7 days a week and 365 days a year basis.  Tenant recognizes that any access control services provided by Landlord at the Building is for the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant or its employees, invitees or property in or about the Premises or the Project.  Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord, for, and expressly assumes the risk of (i) any unauthorized or criminal entry of third parties into the Premises or the Building, (ii) any damage to persons in or about the Premises or the Project, or (iii) any loss of property in and about the Premises or the Building, by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord but excluding the negligence and intentional misconduct of Landlord, its agents and employees.

.34Good Faith; Reasonableness.  Except where a different standard is expressly set forth in this Lease, any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld, conditioned, or delayed, and whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish Rules and Regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

.35Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering.  Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”).  Notwithstanding anything contained herein to the contrary, for the purposes of this Section 29.35, the phrase “Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders” and all similar such phrases shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange.  Neither Landlord nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become Prohibited Persons (i.e., no such person or entity will be restricted from doing business under the Patriot Act, OFAC or other U.S. statute or applicable Executive Order).  Prior to and during the Lease Term, Landlord and Tenant, and to Landlord’s and Tenant’s knowledge, their respective employees and any person acting on their behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws.  Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

.36Signatures.  The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party

-45-	[Execution Original]

so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[Remainder of Page Intentionally Left Blank; Signatures on Next Page]

-46-	[Execution Original]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

ANGELO GORDON REAL ESTATE, INC.,
a Delaware corporation

By:	/s/ Louis Friedel
Name:	Louis Friedel
Its:	Vice President

“Tenant”:

XENCOR, INC.,
a Delaware corporation

By:	/s/ Bassil Dahiyat
Name:	Bassil Dahiyat, Ph.D.
Its:	President & CEO

-47-	[Execution Original]

EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

EXHIBIT A
-1-	[Execution Original]

EXHIBIT A-1

SITE PLAN OF PROJECT

SITE PLAN

N ROSEMEAD BLVD
SIERRA MADRE VILLA AVENUE
465 NORTH HALSTEAD
PASADENA CA
N HALSTEAD ST
ELECTRONIC DR
N

EXHIBIT A-1
-1-	[Execution Original]

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises.  All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Tenant shall accept the base, shell and core of the Premises (“Base, Shell and Core”) in its current “As-Is” condition existing as of the date of the Lease and the Phase 1 Lease Commencement Date and Phase 2 Lease Commencement Date (as applicable).  Except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Project.

SECTION 2

TENANT IMPROVEMENTS

2.1Tenant Improvement Allowance.  Tenant shall be entitled to (i) a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Two Hundred Five Dollars ($205.00) per rentable square foot of the Phase 1 Premises (i.e., up to Seventeen Million Thirty-Two Thousand Fifteen Dollars ($17,032,015.00) based on 83,083 rentable square feet of the Phase 1 Premises) (the “Phase 1 Tenant Improvement Allowance”), and (ii) a one-time tenant improvement allowance (the “Phase 2 Tenant Improvement Allowance”) in the amount up to, but not exceeding, Seventy Dollars ($70.00) per rentable square foot of the Phase 2 Premises (i.e., up to Three Million Two Hundred Fifty-Two Thousand Two Hundred Dollars ($3,252,200.00) based on 46,460 rentable square feet in the Phase 2 Premises), to help Tenant pay for the costs of the design, permitting and construction of Tenant’s initial improvements which are permanently affixed to the Phase 1 Premises and the Phase 2 Premises (collectively, the “Tenant Improvements”); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance nor any portion of the Additional Phase 1 Allowance (if any) nor any portion of the Additional Phase 2 Allowance (if any) to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is twelve (12) months after the Phase 1 Lease Commencement Date pertaining to the Phase 1 Tenant Improvement Allowance and Additional Phase 2 Allowance (if any) (the “Phase 1 Allowance Outside Date”) and twelve (12) months after the Phase 2 Lease Commencement Date for the Phase 2 Tenant Improvement Allowance and the Additional Phase 2 Allowance (if any) (the “Phase 2 Allowance Outside Date”), excluding in each instance pending requests for disbursements made prior to the expiration of such 12-month periods.  In no event shall Landlord be obligated to make disbursements for the Tenant Improvements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance, the Additional Phase 1 Allowance or the Additional Phase 2 Allowance.  Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance, the Additional Phase 1 Allowance or the Additional Phase 2 Allowance which is not used to pay for the Tenant Improvement Allowance Items (as defined below).  Notwithstanding anything above to the contrary, Tenant shall have the option, exercisable upon written notice to Landlord prior to the Phase 1 Allowance Outside Date, to receive a one-time additional improvement allowance (the “Additional Phase 1 Allowance”) in the amount not to exceed Sixty Dollars ($60.00) per rentable square foot of the Phase 1 Premises, (i.e., up to Four Million Nine Hundred Eighty-Four Thousand Nine Hundred Eighty Dollars ($4,984,980.00) based on 83,083 rentable square feet in the Phase 1 Premises).  In the event Tenant exercises such option and as consideration for Landlord providing such Additional Phase 1 Allowance to Tenant, the initial Base Rent payable by Tenant throughout the entire Lease Term for the Phase 1 Premises shall be increased by a stipulated amount equal to six cents ($0.06) per rentable square foot of the Phase 1 Premises for each Ten Dollars ($10.00) of the Additional Phase 1 Allowance disbursed by Landlord and the Base Rent schedule set forth in Section 8 of the Summary shall be revised to reflect such increased initial Base Rent and annual increases of such Base Rent for all time periods under the Lease.  Such revised Base Rent schedule

EXHIBIT B
-1-	[Execution Original]

shall be memorialized in an amendment to the Lease to be executed by Landlord and Tenant.  In addition, Tenant shall have the option, exercisable upon written notice to Landlord prior to the Phase 2 Allowance Outside Date, to receive a one-time additional improvement allowance (the “Additional Phase 2 Allowance”) in the amount not to exceed Sixty Dollars ($60.00) per rentable square foot of the Phase 2 Premises, (i.e., up to Two Million Seven Hundred Eighty-Seven Thousand Six Hundred Dollars ($2,787,600.00) based on 46,460 rentable square feet in the Phase 2 Premises).  In the event Tenant exercises such option and as consideration for Landlord providing such Additional Phase 2 Allowance to Tenant, the Base Rent payable by Tenant throughout the Lease Term for the Phase 2 Premises shall be increased by a stipulated amount equal to six cents ($0.06) per square foot of the Phase 2 Premises for each Ten Dollars ($10.00) of the Additional Phase 2 Allowance disbursed by Landlord.  Such revised Base Rent shall be memorialized in an amendment to the Lease to be executed by Landlord and Tenant.  The Tenant Improvement Allowance, the Additional Phase 1 Allowance and the Additional Phase 2 Allowance may collectively be referred to herein as the “Allowances”.  In no event shall Landlord be obligated to make disbursements for the cost of the Tenant Improvements pursuant to this Tenant Work Letter in a total amount which exceeds the Allowances.

2.2Disbursement of the Allowances.

2.2.1Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Allowances shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1Payment of the fees of the Architect and the Engineers (as such terms are defined below);

2.2.1.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3The cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) and are not incurred to correct any Code violation with respect to the Base, Shell and Core construction at the time the same was constructed (the cost of which shall be borne solely by Landlord), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws and building codes (collectively, the “Code”) and are not incurred to correct any Code violation with respect to the Base, Shell and Core which existed at the time the same was constructed (the cost of which shall be borne solely by Landlord);

2.2.1.6Sales and use taxes and Title 24 fees; and

2.2.1.7All other costs to be expended by Tenant in connection with the design, permitting and construction of the Tenant Improvements.

2.2.2Disbursement of Allowances.  Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Allowances for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1Monthly Disbursements.  On or before the first (1st) day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate) (“Submittal Date”), Tenant shall deliver to Landlord:  (i) a request for payment of the Contractor (as defined below), approved by Tenant, in the form of a current form of an AIA Form G702 Application for Payment and Form G703 Continuation Sheet for G702, or other equivalent form requested by Tenant, and acceptable to Landlord, in its reasonable discretion;

EXHIBIT B
-2-	[Execution Original]

(ii) invoices from all of Tenant’s Agents (as defined below) for labor rendered and materials delivered to the Premises which are the subject of the request for payment; (iii) executed mechanic’s lien releases (which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord) from all of Tenant’s Agents which shall comply with the appropriate provisions of California Civil Code Section 8138; and (iv) all other documents and information which is to accompany an AIA Form G702 Application for Payment and Form G703 Continuation Sheet for G702 (or equivalent form acceptable to Landlord, in its reasonable discretion) (collectively, the “Monthly Draw Request”).  Landlord shall notify Tenant of Landlord’s approval or reasonable disapproval of such Monthly Draw Request, or portion thereof, within ten (10) days after the later of the applicable Submittal Date therefor and Landlord’s receipt of such Monthly Draw Request (the “Draw Request Approval Period”).  Within thirty (30) days after the later of the Submittal Date and Landlord’s receipt of such Monthly Draw Request, as to those portions of the applicable Monthly Draw Request which Landlord has approved during the Draw Request Approval Period, Landlord shall pay directly to Contractor (unless Tenant has notified Landlord that it requires that Landlord deliver a check to Tenant made jointly payable to Contractor and Tenant) and a separate direct payment to Tenant for (x) retention equal to ten percent (10%) of such Monthly Draw Request to be held by Tenant pursuant to its construction contract with the Contractor excluding the Non-Construction Allowance Items (as defined below) as to which no retention shall be required as between Landlord and Tenant, and (y) that portion, if any, of the requested amount representing reimbursement to Tenant of amounts previously paid directly by Tenant to the Contractor or any other person or entity entitled to payment as described in clause (i) hereinabove but only if Tenant included in such Monthly Draw Request paid receipts evidencing such payment by Tenant in payment of the lesser of (A) the amounts so requested in such Monthly Draw Request which have been approved by Landlord for payment during the Draw Request Approval Period, and (B) the balance of any remaining available portion of the Allowances, excluding such portions of the Monthly Draw Request for payment for work that Landlord determines and asserts in good faith is materially non-compliant with the Approved Working Drawings (defined below).  In the event that Landlord identifies any such material non-compliance with the Approved Working Drawings, Landlord shall provide Tenant with a detailed statement identifying the same, and, if Tenant does not in good faith dispute Landlord’s determination and notify Landlord thereof within three (3) business days after Landlord notified Tenant of such determination, Tenant shall cause such work to be corrected to eliminate such material non-compliance.  In the event Tenant timely and in good faith disputes Landlord’s determination that such material non-compliance exists, and/or the parties cannot resolve any other dispute regarding Landlord’s payment of any disputed or disapproved amounts in any such Monthly Draw Request, the applicable dispute shall be resolved by agreement of the Landlord’s architect and Tenant’s Architect.  Following such resolution, any amounts subsequently approved for payment from such Monthly Draw Request shall be made within thirty (30) days of such resolution and otherwise in accordance with the payment procedures for any approved Monthly Draw Request.  Notwithstanding the foregoing, with respect to fees and expenses of the Architect and Engineers, the payment of plan check, permit and license fees relating to construction of the Tenant Improvements, and any other pre-construction items for which the payment scheme set forth hereinabove is not applicable (collectively, the “Non-Construction Allowance Items”), Landlord shall make disbursements of the Tenant Improvement Allowance therefor on a monthly basis following Landlord’s receipt of invoices and other reasonable evidence that Tenant has incurred the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs, in which event conditional lien releases must be submitted in connection with such costs) and such other information and documentation reasonably required by Landlord.

2.2.2.2Final Disbursement.  Subject to the provisions of this Tenant Work Letter, in addition to meeting the requirements of Section 2.2.2.1 applicable thereto, payment of the final Monthly Draw Request shall be made by Landlord following the completion of construction of the applicable portion of the Premises, provided that (i)  Tenant has delivered to Landlord:  (A) properly executed and final unconditional mechanics lien releases in compliance with applicable California law; (B) a certificate of occupancy or permit cards signed off by the City of Pasadena (the “City”) with respect to the Premises; (C) as-built plans and City-permitted plans for the Tenant Improvements; (D) operation manuals and warranties for equipment included within the Tenant Improvements and paid for with Allowance funds, if applicable; (E) copy of the contract with the Contractor; (F) copy of the Contractor’s certificate of insurance, including Additional Insured endorsement naming Landlord (and any other party reasonably requested by Landlord) as additional insureds; and (G) the Contractor’s schedule of values, showing total contract value.

2.2.2.3Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

EXHIBIT B
-3-	[Execution Original]

SECTION 3

CONSTRUCTION DRAWINGS

3.1Selection of Architect/Construction Drawings.  Tenant shall retain the architect/space planner (the “Architect”) approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings.  Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the applicable portion of the Premises; provided that Tenant has selected, and Landlord has approved, Tenant’s design team consisting of Gensler (Architect), exp (Engineers), and Miyamoto (structural Engineers). The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord as specified to Tenant prior to execution of the Lease, and shall be subject to Landlord’s approval; provided, however, Landlord shall only disapprove any such Construction Drawing to the extent of a “Design Problem,” as that term is defined below.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings; provided that Landlord shall have provided Tenant with as-built plans and specifications for the Base, Shell and Core (to the extent available) that Tenant, the Architect, Engineers and Tenant’s other design professionals and contractors shall be entitled to rely on (but with no liability to Landlord in the event of any inaccuracy) in connection with the design and construction of the Tenant Improvements.  A “Design Problem” is defined as, and shall be deemed to exist if there could be (i) an effect on the exterior appearance of the Building, (ii) a material, adverse effect on the Base, Shell and Core portions of the Building, (iii) a material adverse effect on the Building Systems or the operation and maintenance thereof, (iv) any failure to comply with Applicable Laws and (v) as to the Final Space Plan (as defined below), is materially inconsistent with the Preliminary Space Plan (as defined below).

3.2Final Space Plan.  Attached hereto as Schedule 1 is Tenant’s preliminary space plan for the Premises (the “Preliminary Space Plan”).  Landlord and Tenant hereby approve the Preliminary Space Plan.  Based on the Preliminary Space Plan, Tenant shall supply Landlord with an electronic copy signed by Tenant of its final space plan for the applicable portion of the Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect; provided, however, Landlord shall only disapprove such Final Space Plans to the extent of a Design Problem.  Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect.  Landlord shall set forth with reasonable specificity in what respect the Final Space Plan is unsatisfactory or incomplete (based upon a commercially reasonable standard).  If Tenant is so advised, Tenant shall promptly direct the Architect to cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and immediately thereafter Architect shall promptly re-submit the Final Space Plan to Landlord for its approval.  Such procedure shall continue until the Final Space Plan is approved by Landlord.  The foregoing Final Space Plan procedure, and the submissions/approvals related thereto, may, at Tenant’s election, be conducted on a floor-by-floor basis. Any failure of Landlord to respond to any request for approval within the specified period for such approval shall constitute Landlord’s approval of such submission.

3.3Final Working Drawings.  After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the applicable portion of the Premises, and cause the Architect to compile a fully coordinated set of architectural,

EXHIBIT B
-4-	[Execution Original]

structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval.  Tenant shall supply Landlord with an electronic copy signed by Tenant of such Final Working Drawings.  Landlord shall, within five (5) business days after Landlord’s receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, and shall only be conditions reasonably intended to address a potential Design Problem, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions; provided, however, Landlord shall only disapprove such Final Working Drawings to the extent of a Design Problem.  If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3, within three (3) business days after Landlord receives such resubmitted Final Working Drawings.  Such procedure shall be repeated until the Final Working Drawings are approved.  The foregoing Final Working Drawings procedure, and the submissions/approvals related thereto, may, at Tenant’s election, be conducted on a floor-by-floor basis.  Any failure of Landlord to respond to any request for approval within the specified period for such approval shall constitute Landlord’s approval of such submission.

3.4Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant.  After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided, however, that Landlord may only disapprove of any such change to the extent the necessary to eliminate a Design Problem.  The foregoing Approved Working Drawings procedure, and the submissions/approvals related thereto, may, at Tenant’s election, be conducted on a floor-by-floor basis.  Any failure of Landlord to respond to any request for approval within the specified period for such approval and if such failure continues for one (1) additional business day after Tenant’s second request for approval, shall constitute Landlord’s approval of such submission.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1The Contractor.  Tenant shall select and retain a general contractor to construct the Tenant Improvements through a competitive bidding process which shall include general contractors approved by Landlord.  The general contractor chosen by Tenant and preapproved by Landlord is DPR Construction (the “Contractor”).  Tenant acknowledges and agrees that Tenant shall be obligated to construct the Tenant Improvements for all square footage comprising the applicable portion of the Premises (i.e., the Phase 1 Premises and the Phase 2 Premises) as part of one complete project and once such construction is commenced, Tenant shall diligently prosecute the completion of the same.

4.1.2Tenant’s Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) who are “major trades” with respect to the construction of the Tenant Improvements must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, and HVAC work in the Premises provided such subcontractors are properly qualified for such work.  Tenant’s Agents shall not be required to be or employ union labor, including under master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.

EXHIBIT B
-5-	[Execution Original]

4.2Construction of Tenant Improvements by Tenant’s Agents.

4.2.1Construction Contract; Cost Budget.  Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed.  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design, permitting and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any (the “Final Costs”).

4.2.2Tenant’s Agents.

4.2.2.1Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work.  Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following:  (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the Building or Project; (iii) to the extent not included in the construction schedule most recently made available to Landlord, Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days after Tenant’s receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all commercially reasonable rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

4.2.2.2Coordination Fee.  Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to Seventy-Five Thousand Dollars ($75,000.00), which Coordination Fee shall be charged to Tenant with respect to the Tenant Improvements.

4.2.2.3Indemnity.  Tenant’s and Landlord’s indemnifications of each other, as well as their mutual waivers of consequential damages, both pursuant to the terms of the Lease, shall also apply to Tenant’s construction of the Tenant Improvements.  With regard to Tenant’s indemnity, the same shall also apply with respect to any and all costs, losses, damages, injuries and liabilities for personal injury and property damage related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment, except to the extent caused by the negligence of willful misconduct of the Landlord Parties.  Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, again except to the extent caused by the negligence of willful misconduct of the Landlord Parties.

4.2.2.4Insurance Requirements.

4.2.2.4.1  General Coverages.  All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies, as are customarily carried by contractors performing construction projects substantially similar to the Tenant Improvements.

4.2.2.4.2  Special Coverages.  Tenant shall carry “Builder’s All Risk” insurance in an amount equal to the full replacement cost of the improvements being constructed by Tenant, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts

EXHIBIT B
-6-	[Execution Original]

and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3  General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  If the Tenant Improvements are damaged by any cause during the course of the construction thereof other than due to the negligence of Landlord or any Landlord Party (which shall be Landlord’s responsibility), Tenant shall immediately repair the same at Tenant’s sole cost and expense.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s mortgagees and ground lessors of the Building and any other parties reasonably specified by Landlord.  All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all times subject to compliance with Contractor’s workplace safety and security requirements, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same.  Should Landlord disapprove any portion of the Tenant Improvements due a failure to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any such defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord.

4.2.5Meetings.  Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Tenant (which may be virtual) or on the Project site, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.

4.3Notice of Completion; Copy of “As Built” Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises that were paid for out of Allowance funds without representation or warranty as to the correctness or completeness thereof.

EXHIBIT B
-7-	[Execution Original]

4.4Coordination by Tenant’s Agents with Landlord.  Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

4.5Landlord Caused Delays.  To the extent there shall be a delay or there are delays in the “Substantial Completion of the Tenant Improvements,” as that term is defined in Section 4.3, below, due to a “Landlord Caused Delay,” then the applicable Lease Commencement Date shall be extended for each “Landlord Delay Day,” as that term is defined in Section 4.6, below.  As used in this Tenant Work Letter, “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings within the time period set forth herein; (ii) material interference by Landlord, its agents, employees or contractors with the Substantial Completion of the Tenant Improvements and which objectively preclude or delay the construction of Tenant Improvements in the Building by any person, which interference relates to access by Tenant, or the Contractor to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein to the extent within Landlord’s reasonable control) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors including without limitation any such acts or failures to act with respect to payment of the Allowances as provided herein.

4.6Determination of a Landlord Caused Delay.  If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing (the “Delay Notice”) of the event that it contends constitutes such Landlord Caused Delay.  If such actions, inaction or circumstance described in the Delay Notice are not cured by Landlord within two (2) business days of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred during the period commencing as of the date of Tenant’s effective delivery of the Delay Notice (pursuant to the notice provisions of the Lease) and ending as of the date such delay ends.  To the extent the same delays the Substantial Completion of the Tenant Improvements, each day during such period shall be referred to herein as a “Landlord Delay Day.”

4.7Substantial Completion of Tenant Improvements.  For purposes of this Tenant Work Letter, “Substantial Completion of Tenant Improvements” shall occur upon:  (i) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch-list items which are of such a nature that they will not materially and adversely interfere with Tenant’s ability to commence its business operations from the Premises (which punch-list items shall be diligently completed by Tenant thereafter); and (ii) the issuance of a temporary certificate of occupancy, or equivalent sign-off, from the City of Pasadena permitting occupancy of the Premises.

SECTION 5

MISCELLANEOUS

5.1Tenant’s Entry Into the Premises.  Commencing on the Phase 1 Delivery Date (with respect to the Phase 1 Premises) and commencing on the Phase 2 Delivery Date (with respect to the Phase 2 Premises), Landlord shall allow Tenant access to the applicable portion of the Premises for the sole purpose of Tenant performing the Tenant Improvement work (including installing trade fixtures and equipment) in the applicable portion of the Premises and without the obligation to pay Rent until the applicable Lease Commencement Date.  Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the applicable Lease Commencement Date, the same being at Tenant’s sole risk and liability except to the extent arising out of the negligence or intentional misconduct of Landlord or any Landlord Party.  Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees.

EXHIBIT B
-8-	[Execution Original]

5.2Tenant’s Representative.  Tenant has designated Jim Serbia of Serbia Consulting Group as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3Landlord’s Representative.  Landlord has designated Stephen Lindgren as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.5Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease has occurred at any time on or before the substantial completion of any portion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease  (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).  In addition, if the Lease is terminated prior to the Lease Commencement Date, for any reason due to a default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) business days after Tenant’s receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

5.6Staging Area.  Subject to availability (as reasonably determined by Landlord), during the period following the delivery of the Base, Shell and Core consistent with the Base Building Specification, and prior to the Lease Commencement Date for the Phase 1 Premises and the Phase 2 Premises, as applicable, Tenant shall have the right, without the obligation to pay Rent with respect to such Premises, to use a reasonably sufficient staging area within the Project, as reasonably designated by Landlord, for the purposes of storing and staging construction materials and equipment in connection with the Tenant Improvements for such Premises.  In the event such staging area space is available and Tenant elects to utilize the same, then Tenant shall be responsible for providing all insurance and for providing any necessary fencing or other protective facilities with regard to such exclusive staging area.  Tenant shall hold Landlord harmless and shall indemnify Landlord from and against any and all loss, liability or cost arising out of Tenant’s use of such exclusive staging area by Tenant.  Tenant shall be obligated to remove all of the stored materials and its fencing and other facilities within ten (10) business days after Tenant’s receipt of written notice from Landlord that such staging area is needed by Landlord for unanticipated Project purposes, in which event comparable space shall be made available to Tenant as a substitute staging area.

EXHIBIT B
-9-	[Execution Original]

SCHEDULE 1

PRELIMINARY SPACE PLAN

EXHIBIT B
-1-	[Execution Original]

EXHIBIT C

CONFIRMATION OF LEASE TERMS/AMENDMENT TO LEASE

This CONFIRMATION OF LEASE TERMS/AMENDMENT TO LEASE (“Confirmation/Amendment”) is made and entered into effective as of _________________, 20__, by and between ANGELO GORDON REAL ESTATE, INC., a Delaware corporation (“Landlord”) and XENCOR, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.Landlord and Tenant entered into that certain Lease dated as of _____________________ (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain building located at ________________, ____________, California ______.

B.Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C.Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Confirmation of Dates.  [TO BE DETERMINED]

2.No Further Modification.  Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord”:

ANGELO GORDON REAL ESTATE, INC.,
a Delaware corporation

By:
Name:
Its:

“Tenant”:

XENCOR, INC.,
a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C
-1-	[Execution Original]

EXHIBIT D

RULES AND REGULATIONS

Tenant shall observe and comply with the following Rules and Regulations and the Parking Rules and Regulations, provided that in the event of any conflict between the terms of these Rules and Regulations and/or the Parking Rules and Regulations and Common Area Amenities requirements and Tenant’s use and occupancy rights under the Lease, the Lease shall control and this Exhibit D shall be deemed amended to conform thereto and therewith.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations and/or the Parking Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building and/or the Project, but will endeavor to enforce all rules and regulations uniformly among all tenants.

1.Tenant shall not place any lock(s) on any door, or install any security system (including, without limitation, card key systems, alarms or security cameras), in the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks and/or security systems within and to the Premises.  A reasonable number of keys to the locks on the entry doors of the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys without Landlord’s written permission.  All keys shall be returned to Landlord at the expiration or earlier termination of the Lease.  Further, if and to the extent Tenant re-keys, re-programs or otherwise changes any locks in or for the Premises, all such locks and key systems must be consistent with the master lock and key system at the Building, all at Tenant’s sole cost and expense.

2.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.  Sidewalks, doorways, passages, entrances, vestibules, halls, stairways and other Common Areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises, and Tenant, its employees and agents shall not loiter in the entrances or corridors.

3.Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building.  Tenant and its employees and agents shall ensure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building.  Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing.  After-hours access by Tenant’s authorized employees may be provided by hard-key, card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the reasonable cost of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen and/or damaged cards.  Access to the Building and/or the Project may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access.  Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or the Project of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or the Project during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4.Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.  Landlord will not be responsible for loss of or damage to any such safe or property in any case.  All damage done to any part of the Building, its contents, occupants and/or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5.No furniture, freight or heavy equipment will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be reasonably designated by Landlord.  Tenant shall provide Landlord with not less than 24 hours’ prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a

EXHIBIT D
-1-	[Execution Original]

reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.  Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from such activity described herein.  If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with such activity described herein, Tenant shall be solely liable for any resulting damage or loss.

6.Landlord shall have the right to control and operate the public portions of the Building and Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7.No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord.  Landlord shall have the right to remove any signs, advertisements, and notices not approved in writing by Landlord without notice to and at the expense of Tenant.  Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

8.The requirements of Tenant will be attended to only upon application at the management office of the Project or at such office location designated by Landlord.  Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instruction from Landlord.

9.Tenant shall not disturb (by use of any television, radio or musical instrument, making loud or disruptive noises, creating offensive odors or otherwise), solicit, or canvass any occupant of the Building and/or the Project and shall cooperate with Landlord or Landlord’s agents to prevent same.

10.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

11.Tenant shall not overload the floor of the Premises.  Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Lease Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

12.Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.  Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.

13.Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.  Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, portable coolers (such as “move n cools”) or space heaters, without Landlord’s prior written consent, and any such approval will be for devices that meet federal, state and local code.

14.No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building and/or about the Project, except for those substances as are typically found in similar premises used for general office and/or laboratory purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws, rules and regulations.  Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Project, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Laws which

EXHIBIT D
-2-	[Execution Original]

may now or later be in effect.  Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

15.Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building and/or the Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

16.Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (except those assisting disabled persons and those necessary for the conduct of Tenant’s business), birds, fish tanks or vehicles (except for Tenant’s parking rights as set forth in the Lease).

17.Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building and/or the Project.  Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

18.No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise or for any improper, objectionable or immoral purposes.  Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.  Whenever possible, Tenant shall utilize and purchase Energy Star products in their suites.  Tenant understands the importance of energy conservation and sustainability to both the Landlord and the Project, and will assist in conserving energy in their suite with regards to practices and equipment.

19.Landlord will approve where and how telephone and telegraph wires and other cabling are to be introduced to the Premises.  No boring or cutting for wires shall be allowed without the consent of Landlord.  The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord.

20.Landlord reserves the right to exclude or expel from the Building and/or the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations or cause harm to Building occupants and/or property.

21.All contractors, contractor’s representatives and installation technicians performing work in the Building or at the Project shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

22.Tenant shall not employ any person other than the janitor of Landlord for the purpose of cleaning the Premises without prior written consent of Landlord, and without Landlord’s consent, no person or persons shall be permitted to enter the Building for the purpose of cleaning the same.  Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

23.Tenant shall only employ persons reasonably approved by Landlord for the removal of hazardous waste materials from the Building and the Project.

24.Tenant at all times shall maintain the entire Premises in a neat and clean, first class condition, free of debris.  Tenant shall not place items, including, without limitation, any boxes, files, trash receptacles or loose cabling or wiring, in or near any window to the Premises which would be visible anywhere from the exterior of the Premises.

25.Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services mandated by Applicable Law.

EXHIBIT D
-3-	[Execution Original]

26.Tenant shall store all its recyclables, trash and garbage within the interior of the Premises unless exterior receptacles have been established for Tenant’s use.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of recyclables, trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

27.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

28.Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied, or when the entry to the Premises is not manned by Tenant on a regular basis.

29.No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord.  No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord.  The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.  All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

30.The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Project, except under specific arrangement with Landlord.

31.Food vendors shall be allowed in the Building upon receipt of a written request from Tenant delivered to Landlord.  The food vendor shall service only the tenants that have a written request on file in the management office of the Project.  Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies.  Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.  Tenant shall obtain ice, drinking water, linen, barbering, shoe polishing, floor polishing, cleaning, janitorial, plant care or other similar services only from vendors who have registered in the management office of the Project and who have been approved by Landlord for provision of such services in the Premises.

32.Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

33.Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.  Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Premises and/or the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building.  Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

34.Tenant shall not take any action which would violate Landlord’s labor contracts of which Tenant is provided written notice prior to Tenant’s execution of the Lease (“Labor Disruption”).  Tenant shall take the actions necessary to resolve any Labor Disruption to the extent caused by Tenant, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume, and Tenant shall have no claim for damages against Landlord or any of its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagees, or agents in connection therewith.

35.No tents, shacks, temporary or permanent structures of any kind shall be allowed on the Project.  No personal belongings may be left unattended in any Common Areas.

EXHIBIT D
-4-	[Execution Original]

36.Landlord shall have the right to prohibit the use of the name of the Building or Project or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or Project or the desirability thereof.  Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

37.Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance.  Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

38.The work of cleaning personnel in the office portion of the Premises shall not be hindered by Tenant after 6:00 P.M. (except when otherwise coordinated with Landlord on not less than 24 hours’ prior notice), and cleaning work may be done at any time when the offices are vacant.  Windows, doors and fixtures may be cleaned at any time.  Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

39.Tenant shall comply with all Building security procedures as Landlord may effectuate.

40.Tenant shall at all times cooperate with Landlord in preserving a first-class image for the Building.

PARKING RULES AND REGULATIONS

1.Landlord reserves the right to establish and reasonably change the hours for the Parking Facility, on a non-discriminatory basis, from time to time.  Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of Landlord (and/or the Parking Operator, as the case may be).  Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility or on the Project.  The Parking Facility may not be used by Tenant or its agents for overnight parking of vehicles.  If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide Landlord (or the Parking Operator as the case may be) with prior notice thereof designating the license plate number and model of such automobile.

2.Tenant (including Tenant’s employees and agents) will use the parking spaces solely for the purpose of parking passenger model cars, small vans and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord and/or the Parking Operator from time to time with respect to the Parking Facility.

3.Vehicles must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

4.All directional signs and arrows must be observed.

5.The speed limit shall be 5 miles per hour.

6.Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

7.Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)areas not striped for parking;

(b)aisles;

(c)where “no parking” signs are posted;

(d)ramps; and

(e)loading zones.

8.Parking stickers, key cards and any other devices or forms of identification or entry supplied by Landlord or the Parking Operator shall remain the property of Landlord (or the Parking Operator as the case may be).  Such device must be displayed as requested and may not be mutilated in any manner.  The serial number of the parking

EXHIBIT D
-5-	[Execution Original]

identification device may not be obliterated.  Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

9.Parking managers or attendants are not authorized to make or allow any exceptions to these Parking Rules and Regulations.

10.Every parker is required to park and lock his/her own car.

11.Loss or theft of parking passes, identification, key cards or other such devices must be reported to Landlord (and/or to the Parking Operator as the case may be) immediately.  Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution.  Lost or stolen passes and devices found by Tenant or its employees must be reported to Landlord (and to the Parking Operator, as the case may be) immediately.

12.Washing, waxing, cleaning or servicing of any vehicle by the customer and/or its agents is prohibited.

13.Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Parking Rules and Regulations.

14.Neither Landlord nor the Parking Operator (as the case may be), from time to time will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the Parking Facility, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Facility and other persons, or any other casualty or cause.  Further, Tenant understands and agrees that:  (i) Landlord will not be obligated to provide any traffic control, security protection or Parking Operator for the Parking Facility; (ii) Tenant uses the Parking Facility at its own risk; and (iii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property.

15.Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline.

16.Tenant’s right to use the Parking Facility will be in common with other tenants of the Building and with other parties permitted by Landlord to use the Parking Facility.  Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant’s rights under the Lease are preserved.  Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance.  Tenant will not park in any numbered space or any space designated as:  RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

17.If the Parking Facility is damaged or destroyed, or if the use of the Parking Facility is limited or prohibited by any governmental authority, or the use or operation of the Parking Facility is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s reasonable control, Tenant’s inability to use the parking spaces will not subject Landlord (and/or the Parking Operator, as the case may be) to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease and the Lease will remain in full force and effect.

18.Tenant has no right to assign or sublicense any of its rights in the parking passes, except as part of a permitted assignment or sublease of the Lease; however, Tenant may allocate the parking passes among its employees.

Tenant shall be responsible for the observance of all of the Rules and Regulations and Parking Rules and Regulations in this Exhibit D by Tenant’s employees, agents, clients, customers, invitees and guests.  Landlord may waive any one or more of the Rules and Regulations and/or Parking Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations and/or Parking Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations and/or Parking Rules and Regulations against any or all tenants of

EXHIBIT D
-6-	[Execution Original]

the Building and/or the Project.  Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations and/or the Parking Rules and Regulations, or to make such other and further reasonable Rules and Regulations and/or Parking Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein, provided that such Rules and Regulations and/or Parking Rules and Regulations shall not materially increase Tenant’s obligations nor materially diminish Tenant’s rights under the Lease.  Tenant shall be deemed to have read these Rules and Regulations and Parking Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises subject to the terms of the Lease.

COMMON AREA AMENITIES

1.Tenant understands that Landlord may provide certain common area amenities for Tenant’s non-exclusive use.  Such amenities are for the use of tenants during regular business hours and shall be reserved through the management office in advance.  Tenant and Tenant’s agents, employees and invitees shall adhere to all rules Landlord sets forth in respect to use of the amenities, which may change from time to time.

2.Tenant understands and agrees that: (i) Tenant uses the amenities at its own risk; and (ii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property subject to the terms of the Lease.

3.All amenities offered shall remain at the locations designated by Landlord all times.  Tenant must use the equipment only in the manner intended.  Landlord reserves the right to limit Tenant’s use of any equipment or amenities to ensure the equitable use of the equipment and amenities by all tenants.  Tenant shall not move or modify the equipment in any manner whatsoever.  If Tenant has actual knowledge that any equipment is malfunctioning, Tenant shall notify Landlord immediately.

4.Tenant shall be responsible for the cost or repairs or replacements of any amenities that are not returned to management after use or are damaged during the use of any such amenity by Tenant or Tenant’s agents, employees or invitees and Tenant shall reimburse Landlord for any such cost within thirty (30) days after receipt of an invoice therefor with appropriate backup.

5.Tenant shall conduct themselves in a quiet and well-mannered fashion when on or about the amenities and not cause any disturbances or interfere with the use or enjoyment of the amenities by other tenants.

6.Tenant shall not bring any food or beverages into any interior amenity area other than areas designated for such purposes.

7.No alcoholic beverages shall be permitted at the amenities at any time.

8.Neither Tenant nor its agents, employees or invitees shall smoke or permit smoking in the amenity areas at any time.

EXHIBIT D
-7-	[Execution Original]

EXHIBIT E

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the “Lease”) made and entered into as of ___________, 200   by and between _______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at ______________, _______________, California ____________, certifies as follows:

1.

Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.

The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.	Base Rent, and any other scheduled monetary payments, became payable on ____________.
4.	The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.	Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
6.

All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________, and other scheduled monthly payments are due in monthly installments of $______________ and $________________.

7.

To the knowledge of Tenant, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

8.	No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
9.	As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
10.	There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
11.

To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will

EXHIBIT E
-1-	[Execution Original]

be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

The certifications set forth in this Estoppel Certificate (this “Certificate”) are made as of the date hereof and Tenant does not hereby undertake any obligation to update this Certificate as to any matter set forth herein or otherwise. Initially capitalized terms used in this Certificate and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

All references herein to the “knowledge” of Tenant, or words of similar import, shall refer only to the actual knowledge of _________, a current officer/employee of Tenant, and shall not be construed to refer to the knowledge of any other officer, director, shareholder, employee, agent or representative of Tenant, or any affiliate of any of the foregoing, or to impose or have imposed upon such individual any duty to investigate the matters to which such knowledge, or the absence thereof, pertains.

This Certificate is made for the purpose of responding to the request by Landlord pursuant to the Lease as to the matters set forth herein, and for no other purpose.

The undersigned signatory has the authority to bind Tenant.  There shall be no personal liability on the part of the aforementioned individuals arising out of any certifications or statements made herein.

Executed at ______________ on the ____ day of ___________, 200  .

“Tenant”:

,

a

By:
Its:

By:
Its:

EXHIBIT E
-2-	[Execution Original]